UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Children’s Place, Inc.
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Letter from the Chairman of the Board

April 2, 2019

Dear Fellow Shareholders,

Fiscal 2018 was the foundational year of our three-year plan with accelerated digital investments laying the groundwork for operating leverage in later years. Further, significant competitive opportunities arose in 2018 that led us to the strategic decision to sacrifice margin in the short-term in order to strengthen our long-term position, with a focus on long-term market share gains. We believe that the recent bankruptcy announcements and accelerated retail store closings, once again, provide validation that our forward looking strategy was on the mark.

Our recent winning bid at a bankruptcy auction for Gymboree and Crazy 8 intellectual property and related assets provides us with another catalyst for transformative growth for The Children’s Place and value creation for our shareholders. Acquiring these assets will give us the opportunity to exercise greater control over our ability to capture a larger portion of the estimated $600 million of market share left behind by the total liquidation of Gymboree and Crazy 8. We believe this acquisition will provide us with a path to revitalize the Gymboree brand across channels, including e-commerce, in The Children’s Place stores, at wholesale and internationally.

In addition, 2018 marked our company’s fifth consecutive year of positive comparable retail sales and third consecutive year of top-line growth. We also continued to reward our shareholders in 2018 through substantial stock repurchases and payments of dividends:

•	Our total sales increased 3.7% in fiscal 2018 to $1.939 billion, with e-commerce sales representing 27.5% of the total;

•	We recorded a 4.7% increase in comparable retail sales, on top of a 5.8% increase in fiscal 2017; and

•	We repurchased stock and paid dividends totaling $288 million in fiscal 2018.

Our longstanding practice of engaging with shareholders continued in 2018. We invited shareholders representing two-thirds of our outstanding shares to engage with our directors and members of our senior management. The Chair of our Nominating & Corporate Governance Committee, Joseph Alutto, and the Chair of our Compensation Committee, Joseph Gromek, participated in all conversations with shareholders and reported the feedback from shareholders to the entire Board. For more information on this shareholder engagement effort, as well as our strong governance and executive compensation practices, please refer to the Proxy Summary and the Compensation Discussion & Analysis starting on pages 1 and 27, respectively.

We greatly appreciate the time and effort our shareholders made to engage with us and we look forward to continuing the dialogue with our shareholders on important topics.

Very truly yours,

Norman Matthews

Chairman of the Board

April 2, 2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of The Children’s Place, Inc. (referred to in this Proxy Statement as “we”, “The Children’s Place” or the “Company”) will be held at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 8, 2019, at 8:30 a.m., for the following purposes:

1.	To elect the nine members of the Board of Directors (the “Board”), each to serve for one-year terms;

2.	To ratify the selection of Ernst & Young LLP (“EY”), as the Company’s independent registered public accounting firm for fiscal 2019; and

3.	To conduct an advisory vote to approve the compensation (“Say-on-Pay”) of the Company’s named executive officers (collectively, the “NEOs”).

Shareholders of record at the close of business on March 28, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your proxy card. You may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote and/or to attend the Annual Meeting.

By order of the Board of Directors,

Bradley P. Cost

Senior Vice President, General Counsel and Secretary

The Children’s Place, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

(i)

PROXY SUMMARY

The Children’s Place is sending you this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. The below summary highlights key information contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement and the accompanying Annual Report before you vote.

Fiscal 2018 – Financial Performance

Financial Performance

A reconciliation of Non-GAAP (Adjusted) financial information to GAAP financial information provided herein is set forth in Annex A to this Proxy Statement.

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Stock Repurchases and Dividends

Total Shareholder Return

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Summary of Shareholder Voting Matters

At the Annual Meeting at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 8, 2019, at 8:30 a.m., shareholders are being asked to vote on the following matters:

Proposal		Board Vote Recommendation	Page Reference
1.	Election of the Nine Members of the Board of Directors	FOR each Nominee	67
2.	Ratification of Selection of Independent Registered Public Accounting Firm	FOR	68
3.	Say-on-Pay - Advisory Vote on NEO Compensation	FOR	70

Election of the Nine Members of the Board of Directors

The Board has nominated nine persons for election at the Annual Meeting. The Board recommends that shareholders vote “FOR” each of the nominees named below.

Name	Age	Tenure (Years)	Ethnic, gender, national or other diversity	Other current public company boards	Committees
Joseph Alutto	77	11			Nominating & Corporate Governance (Chair)
John E. Bachman	63	3		1	Audit (Chair)
Marla Malcolm Beck	49	4	✓		Audit
Elizabeth J. Boland	58	**	✓		-
Jane Elfers	58	9	✓		-
Joseph Gromek	72	8		2	Compensation (Chair)
Norman Matthews (Chairman of the Board)	86	10		2	Compensation; Nominating & Corporate Governance
Robert L. Mettler	78	4			Compensation
Debby Reiner	51	**	✓		-

** First-Time Director Nominee

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Thoughtful Approach to Board Composition—Board Nominees

Our Board nominees are persons possessing the diverse backgrounds, skills and experience necessary to further our strategy and to address the risks we face in the rapidly changing business environment in which we operate.

The Board has been shaped by actions taken over the years in furtherance of the Board’s policy of director refreshment based on the Board’s annual self-assessment process and director skill set mapping activities. The skill sets of our directors align to our strategic initiatives consisting of a focus on product, business transformation through technology, global growth through channel expansion, and optimization of our store fleet. These skills and experiences are reflected in the table below.

Summary of Director Nominee Core Competencies
Experience /Attribute	Alutto	Bachman	Beck	Boland	Elfers	Gromek	Matthews	Mettler	Reiner
Leadership/Strategy	X	X	X	X	X	X	X	X	X
General Management/C-Suite Experience	X	X	X	X	X	X	X	X	X
Governance/Public Board Service	X	X	X	X	X	X	X	X
Retail/Specialty Retail			X		X	X	X	X	X
Digital/Omni-Channel/Marketing			X		X	X	X		X
Global Business/International Operations		X		X	X	X	X	X	X
Technology Implementation			X		X	X
Finance/Accounting/Risk Management		X	X	X	X	X	X	X
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Corporate Governance and Executive Compensation Best Practices

The Board has proactively, with regular input from shareholders, enhanced the Company’s governance and executive compensation frameworks to support our business and align with best practices.

Corporate Governance Best Practices
✓	Adopted special meeting rights (by 25% of shareholders)
✓	Adopted proxy access
✓	Declassified the Board
✓	Separated Chairman and CEO roles; independent Board Chairman
✓	Majority voting for directors
✓	Eliminated supermajority voting requirements
✓	Capped director participation on outside public company boards at four (including the Company)
✓	Updated advance notice provisions to lengthen notice window for conducting business
✓	Enhanced disclosure regarding Board’s decision making processes
✓	Annual mapping of director skill sets and experience to business strategy
✓	Annual Board and individual director self-assessments
✓	Robust practices on director refreshment, succession planning and diversity
✓	Focus on environmental, social and governance (ESG) matters – see “Enterprise and Sustainability Risk” on page 16

Executive Compensation Best Practices
✓	Added value driving performance metrics to the LTIP that measure progress on our strategic growth initiatives
✓	Added a relative performance metric to the LTIP (measuring Company performance relative to Peer Group performance)
✓	Eliminated single trigger equity vesting upon a change in control
✓	Predominantly performance-based compensation for our CEO
✓	No tax gross-ups (excluding those in connection with standard relocation expenses)
✓	Enhanced stock ownership guidelines and holding requirements for our CEO and other senior executives
✓	Annual benchmarking of independent director compensation by an independent compensation consultant
✓	Annual compensation risk assessment by an independent compensation consultant and management
✓	Annual peer group review by an independent compensation consultant
✓	Incentive compensation clawback applicable in the case of financial restatements and other matters contained in the LTIP and annual bonus plan
✓	Prohibit hedging activities in Company stock
✓	Bonus and performance share caps
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Say-on-Pay - Advisory Vote on Named Executive Officer Compensation

Our compensation philosophy is three-fold: (1) to attract, motivate, reward and retain; (2) to encourage strong financial performance; and (3) to align pay with performance. Our Board and Compensation Committee are deeply committed to this philosophy and have designed and structured our compensation programs accordingly. We discuss our compensation programs in greater detail in the “Compensation Discussion & Analysis” beginning on page 27.

Shareholder Engagement in 2018

At our 2018 Annual Meeting, our shareholders voted 93.1% in favor of our “say-on-pay” proposal to approve, on an advisory basis, the compensation of our NEOs.

Our Board and management have a long history of engaging with shareholders holding a substantial number of our outstanding shares:

Fiscal Years	During Each Year Invitations To Engage Extended to Holders of	During Each Year Met or Spoke With Holders of
2012 – 2018	50 – 70% of our outstanding shares	25 – 65% of our outstanding shares

We are proud of relationships we have cultivated with our shareholders over the years. The feedback and insights our shareholders have provided have been invaluable, and we have made enhancements to our corporate governance and executive compensation programs over time.

2018 marked the 7th consecutive year that management and members of the Board, including the Chair of the Nominating & Corporate Governance Committee, Joseph Alutto, and the Chair of the Compensation Committee, Joseph Gromek, engaged in conversations with shareholders to exchange ideas and share perspectives. In the fall of 2018, engagement calls were requested with shareholders of two thirds (2/3) of our outstanding shares, and Dr. Alutto and Mr. Gromek led calls with shareholders holding nearly 25% of our outstanding shares. The other invited shareholders indicated that they did not have a need to discuss any matter at the time or did not respond to the invitation. The conversations we had with our shareholders leading up to the 2019 Annual Meeting and the feedback we received on our executive compensation program and our corporate governance practices were all positive. The full range of topics that were discussed in the fall 2018 shareholder calls are summarized in the table below.

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Topics Discussed with Shareholders	Key Points
Company Performance
•
Significant continuing progress made on our strategic growth initiatives and the transformation of our brand, including as a result of the accelerated investment in fiscal 2018 in key initiatives such as digital and omni-channel capabilities.

•
Financial and operational performance during fiscal 2018, driven by an exceptional management team assembled and led by our CEO.

Executive Compensation
•
We have a long history of being responsive to shareholder feedback and a number of changes have been made over the years to our executive compensation program (and corporate governance practices) based on input from our shareholders.

•
A recent example is the addition in fiscal 2018 of relative adjusted ROIC as a modifier for performance-based LTIP awards. The addition of a relative metric comparing our performance to that of our Peer Group was based on shareholder feedback received in fiscal 2017.

   The selection of adjusted ROIC as the relative metric was also based on feedback from shareholders that ROIC is a preferred metric, particularly given the significant investments we are making in our strategic growth initiatives.

•
Performance metrics used for annual and long-term awards are both key drivers of value in our industry and metrics that measure the progress we are making on our strategic growth initiatives.

   Performance goals are set each year through a rigorous target setting process.

Corporate Governance
•
Annual Board and director self-assessments and skill set mapping against Company strategy.

•
Board composition, diversity, refreshment and succession planning.

•
Board oversight of business strategy and risk management.

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Topics Discussed with Shareholders	Key Points
ESG Matters
•
We are committed to corporate and social responsibility.

•
We have made a substantial investment in sustainability activities in our global supply chain, with a focus on improving factory workers’ well-being through:

   Monitoring compliance with local law and industry best practices in areas such as working conditions, safety, pay, overtime and benefits, and freedom of association.

   The sponsorship of health, gender relations and life skills training and education provided by expert third-parties.

   Environmental stewardship activities leveraging market power with other brands.

•
Importance of Board oversight of cybersecurity and privacy issues.

•
Gender diversity on our Board (44% of our director nominees are women), in our management (45% of directors and above are women) and throughout our Company (88% of employees are women).

•
See “Enterprise and Sustainability Risk” on page 16.

After engaging with shareholders, we held calls with proxy advisory firms ISS and Glass Lewis to discuss our outreach process and the topics of discussion with shareholders. Shareholder feedback and the discussions with ISS and Glass Lewis were then shared with the full Board, who annually consider all perspectives as part of their decision-making process.

It is important to note that we did not receive any feedback from shareholders expressing any concerns or asking that we consider making any changes to our corporate governance practices or executive compensation plan design or practices, other than one large shareholder asking, for the second year in a row, whether, in addition to performance-based awards, it would be appropriate to grant time-based equity awards to our CEO to encourage retention in our highly competitive industry.

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Fiscal 2018 Incentive Compensation

We have made great progress over the past several years on the successful execution of our strategic growth initiatives, and believe we are uniquely positioned to grow market share by accelerating our investments in transformation capabilities. Specifically, at the beginning of fiscal 2018, we announced a strategic decision to accelerate our digital transformation initiatives over the next three years. We are planning to invest approximately $50 million in incremental SG&A expense and approximately $200-$250 million in capital expenditures during fiscal years 2018-2020. These accelerated investments are principally focused on enhancing digital and omni-channel capabilities, including customer personalization, but also include investments in supply chain and inventory management optimization, our connected in-store customer experience, and our partnership with Semir in greater China. Approximately $30 million of the incremental SG&A expense occurred in fiscal 2018.

Further, in fiscal 2018, we recognized that we were faced with significant competitive opportunities, including involving our chief mall-based specialty retail competitor. Accordingly, we made the strategic decision to sacrifice short-term margin to strengthen our long-term position, with a focus on long-term market share gains. We believe that this strategic decision positions us for significant and ongoing profit and market share opportunities.

Our management team firmly believes in and led the execution of our transformation and competitive strategies. In an effort to provide additional support for our strategic decisions, while continuing to deliver appropriate returns to our shareholders, our CEO elected to return 100% of her fiscal 2018 equity award, and our other NEOs elected to return 50% of their fiscal 2018 equity awards.

In addition, in accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, no bonuses were earned or paid to our CEO and other continuing NEOs, for fiscal 2018.

As we move into fiscal 2019, recent competitive bankruptcy announcements and accelerated store closures in the retail industry give us even greater confidence in our strategic direction and our ability to continue to create value for our shareholders.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Our Corporate Governance Framework

The Company’s Board strongly believes that good corporate governance accompanies and aids our long-term business success.

Investor Stewardship Group (ISG) Principles.

•	Company Aligned. The Company notes the formation by large U.S.-based institutional investors and asset managers of the Investor Stewardship Group (ISG), and the establishment by ISG of a framework of governance principles forming a baseline of expectations for U.S. corporations. The Company believes its policies and practices are aligned with the ISG principles.

Corporate Governance Policies and Practices

Board and Committee Independence

•	Strict Director Independence Standards. The Board believes that in order to maintain its objective oversight of Company management, the Board must consist of a substantial majority of independent directors. The Board makes an annual independence determination concerning its members using guidelines established to assist the Board in making these determinations. These guidelines are contained in our Corporate Governance Guidelines and in our Related Person Transactions Policy and cover, among other things, employment, family, compensatory and business relationships, and relationships with our independent registered public accounting firm. With the sole exception of Jane Elfers, our President and Chief Executive Officer, all of our directors are non-management directors who meet the criteria for independence under our guidelines and the listing standards of The NASDAQ Stock Market. In addition, because Ms. Elfers does not serve on the Audit Committee, the Compensation Committee or the Nominating & Corporate Governance Committee, all members of all of our Board Committees are independent directors.

Our Board also makes an annual determination that: (i) the members of the Audit Committee are “independent” within the meaning of applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards, and meet the “financial sophistication” requirement of NASDAQ rules; and (ii) the members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, “outside directors” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code and “independent” within the meaning of applicable SEC rules and regulations. Finally, our Board has also determined that two members of the Audit Committee, Messrs. Bachman and Reynolds, qualify as “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

•	Executive Sessions of Independent Directors. Executive sessions of independent directors of the Board are an important governance practice because they enable our independent directors to discuss matters such as strategy, succession planning, risk, senior executive performance and compensation, future agenda items, and Board priorities and effectiveness, all without management present. Led by the Chairman of the Board, the independent directors of the Board meet in executive session, without our CEO or other members of Company management present, at every regularly scheduled Board meeting.

Board Composition and Continuous Evaluation

•	Board Skill Set and Experience. An important function of our Nominating & Corporate Governance Committee is to evaluate whether the members of our Board, as a whole, possess a mix of the diverse skills, backgrounds and experience that are necessary to further the
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Company’s strategy and address the risks we face in the rapidly changing business environment in which we operate.

Our current strategic initiatives consist of a focus on product, business transformation through technology, global growth through channel expansion and optimization of our store fleet. The skills and experience of our directors that complement these strategic initiatives include strategy development and oversight, product development, brand management and marketing, digital and mobile experience, omnichannel and technology implementation, and global business and international operations. These skills, together with a background in such areas as public company board of director experience, C-suite and other senior leadership experience, finance, risk management, accounting and auditing, talent and performance management, and executive compensation enable our Board to effectively further the strategic objectives of our Company and monitor and assess the operational, financial and compliance risks faced by our Company. See the Summary of Director Core Competencies table on page 4 under the heading “Proxy Summary”.

•	Diverse Perspectives. Our Board believes that diversity in gender, thinking, experience, background and approach resulting from its policy of refreshment and succession planning enhances Board leadership, deliberations and decision making, and are critical to the Board’s acting as a creative and problem solving body. A goal of our refreshment and succession planning activities is also to have our directors be representative of our customers; the vast majority of our customers are women and four of our Board nominees are women.

•	Balanced Tenure. Our directors’ tenure ranges from <1 to 11 years, providing the Board with a balance of fresh perspectives and the benefit of experience. The average tenure of our independent director nominees is five years.

•	Board and Director Evaluation Process. Annually, the Nominating & Corporate Governance Committee engages in an important process to evaluate the relevance and the breadth of our directors’ skills, backgrounds and experience. The Committee conducts a formal evaluation of how well the Board functions and performs, the membership, leadership, roles and performance of each of the Board’s committees, and the skill sets and contribution of individual directors. The centerpiece of this process is the analysis of a comprehensive self-assessment questionnaire completed by each director. The questionnaire is updated annually, as appropriate, and uses criteria that the Board and its outside advisors have determined to be critical to the success of both the Board and the Company following a review of our Board’s activities and external best practices.

Board as a Whole. The questionnaire is designed to elicit a critical evaluation by the directors of the performance of the Board and its committees, including assessing agendas, informational needs, composition, processes, dynamics and effectiveness. The Nominating & Corporate Governance Committee shares its findings and recommendations with the full Board. The Board then considers the results of the evaluation and recommendations and, as necessary, identifies and authorizes steps to be taken to enhance Board and Board committee performance.

Individual Directors. The questionnaire is also designed to elicit a critical evaluation by the directors of their peers. Directors evaluate their peers on the basis of effectiveness and various attribute criteria. In addition, directors evaluate and grade each of their peer’s contribution to the Board, and, periodically, each director rates his or her skill sets against an extensive list of skill sets, experiences and attributes important to the Company. The resulting feedback is shared with the individual directors. The Nominating & Corporate Governance Committee utilizes the feedback to inform its succession planning. The Committee also utilizes the skill set inventory to identify any gaps in relevant knowledge and experience not covered by existing members of our Board. This process results in a discussion on how our Board is constituted currently and how our Board should be constituted in the future to align with our strategic objectives.
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•	Refreshment and Succession Planning. By annually identifying and mapping individual skill sets, backgrounds and experiences and annually engaging in a director self-assessment and evaluation process, the Board prioritizes refreshment and succession planning. Our annual skill set mapping in fiscal 2018 led us to identify an opportunity to further enhance our Board’s skills and experience in areas of particular importance to the success of our strategic initiatives. As a result, we have nominated Elizabeth J. Boland and Debby Reiner for election as directors at the Annual Meeting. The Company engaged an executive search firm to identify Ms. Boland and we independently identified Ms. Reiner.

Elizabeth J. Boland. Currently the Chief Financial Officer of NYSE-listed Bright Horizons Family Solutions Inc., Ms. Boland brings to the Company years of senior-level executive experience in the development and oversight of business strategies, and a valuable perspective in finance and accounting. Ms. Boland qualifies as an “audit committee financial expert.”

Debby Reiner. Currently the Chief Executive Officer of Grey New York, Ms. Reiner possesses significant experience as a senior advertising and marketing executive working across industries, including the consumer products industry. She brings the Board valuable perspective and insight with respect to omni-channel brand building programs.

Board Engagement

•	Limit the Number of Public Company Boards. Based on feedback received from prior shareholder outreach activities, the Board amended our Corporate Governance Guidelines to limit to four (including our Company) the number of public company boards of directors on which our independent directors may serve. No director on our Board currently serves on more than three (including our Company) public company boards of directors.

Board and Committee Oversight

•	Oversight Role of Board. The Board plays a fundamental role in overseeing the Company’s strategy, succession planning and risk management activities. In addition, the Board has charged each of our standing committees with the responsibility for the oversight of the management of certain risks.

Strategy. The Board reviews and evaluates the Company’s execution of its strategic initiatives, engages in reviews with senior management, conducts separate independent director sessions without our CEO or other members of the Company present during which the Company’s strategy is evaluated and discussed, and receives presentations throughout the year on important aspects of the implementation of these initiatives. These periodic presentations include a review of the progress on initiatives, and reports from specific departments such as finance, business transformation, store operations, supply chain, information technology, real estate, human resources and legal.

Succession Planning and Emergency Plans. CEO succession planning is a topic reviewed annually by our Board. In addition to conducting a review and evaluation of the skills and competencies needed to be possessed by potential CEO successors, our Board also has established a CEO emergency succession plan to prepare for unanticipated circumstances. The Board has a similar plan in place for the Chairman of the Board. On an annual basis, the Board also engages in an in-depth review of the succession planning for the senior leaders of the Company’s management team.

Risk Management. Our Board and its three standing committees regularly review and evaluate management’s activities concerning the identification, ranking, mitigation and monitoring of the major strategic, operational, financial, compliance and reputational risks we face in the course of our domestic and international business operations.

	o	Audit Committee. Our Audit Committee has the oversight responsibility for financial risk and enterprise and sustainability risk. In connection with the oversight of financial risk, the Audit Committee meets regularly, together and
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separately, with senior finance management, the head of internal control and the Company’s independent auditors. With respect to enterprise and sustainability risk oversight, the Audit Committee receives reports on a regular basis concerning the activities of the Company’s Strategic Risk Committee (“SRC”). The SRC is composed of senior leaders from various business units where a particular enterprise risk resides, including our global sourcing, logistics, store operations, finance, human resources, internal audit, information technology and legal departments, meets regularly throughout the year to discuss the identification and mitigation of such risks, and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity and business continuity matters).

o	Compensation Committee. Our Compensation Committee receives reports from its independent compensation consultants and management concerning their assessment of risk, if any, arising from the Company’s compensation policies and practices. These consultants also meet with our Audit Committee.

o	Nominating & Corporate Governance Committee. Our Nominating & Corporate Governance Committee has the oversight responsibility for governance risk. This Committee regularly reviews the composition, skill sets and experience of our Board and individual directors to assess the Board’s diversity of thinking and the skill sets necessary to oversee the Company’s strategic growth initiatives. This Committee also regularly reviews the Company’s governance policies and guidelines, including with the periodic input of appropriate outside advisors, in order to continue to ensure that our policies and guidelines reflect industry best practices.

o	Board of Directors. Our Board receives regular reports from the Chairs of the Audit, Compensation and Nominating & Corporate Governance Committees. The Board meets periodically with members of the Company’s SRC to discuss risk identification and mitigation activities. The Board also meets periodically with the Company’s third-party experts to obtain their perspective on various matters. Finally, our directors apply the breadth and depth of their own experience in domestic and international business operations, finance and accounting, and other fields in this risk oversight function.

Ensuring Board Accountability

•	Shareholder Oversight. The Company’s governance practices provide for Board accountability to the Company’s shareholders through: (i) majority voting for directors in uncontested elections; (ii) declassification of the Board by providing for the annual election of the entire Board; (iii) the ability for 25% of our shareholders to call special meetings; and (iv) the elimination of super-majority voting requirements to amend our Charter and Bylaw provisions.

•	Proxy Access. Our Bylaws provide proxy access rights to our shareholders pursuant to which the Company will include the names of up to two director nominees (or, if greater, that number equal to 20% of the Board) in our proxy materials proposed by a shareholder or a group of up to 20 shareholders who have continuously owned 3% or more of our Common Stock for three years or more.

Ensuring Management Accountability

•	Performance-Based Compensation. The Company has linked a substantial portion of the pay of its executives directly to the Company’s performance. As described in greater detail under the heading “Compensation Discussion & Analysis” on page 27, the Compensation Committee adheres to this pay-for-performance philosophy, and performance-based short-term and long-term incentives (cash and equity) comprise a significant component of our executive’s overall compensation.
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•	Effective Performance Metrics. An important governance function is to oversee strategy, to measure progress in achieving strategic growth initiatives in an objective and quantitative manner, and to hold management accountable and reward success. Our Compensation Committee gives effect to this function through the adoption of performance metrics for the Company’s annual bonus plan and long-term incentive plan which directly measure progress in achieving our strategic growth initiatives, hold management accountable for financial results over which they have more direct influence, and are key value creation drivers in the specialty retail industry. Based on recent feedback received from our shareholders, the Compensation Committee added a relative performance metric to our LTIP applicable for fiscal 2018. See “Compensation Discussion and Analysis” below.

Board Leadership Structure

•	Separate Chairman and CEO. The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s shareholders. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the Company’s shareholders at this time. Our Board believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting Board and Committee agendas and establishing priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on the Company’s strategic matters and the management of the Company’s day-to-day operations.

•	Committee Chairs. Our Board’s leadership structure also includes independent, experienced and involved Board committee chairs.

Established Policies Guide Governance and Business Integrity

•	Charters for Board Committees. Each of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee has a Charter developed and maintained under the leadership of its Committee Chair. The Committee Charters describe the purpose, responsibilities, structure and operations of each Committee. The Audit Committee Charter and the Compensation Committee Charter reflect the authority and responsibilities of each Committee under the applicable rules and regulations of the SEC and The NASDAQ Stock Market.

•	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates these guidelines.

•	Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees.

•	Insider Trading Policy. The Company’s Insider Trading Policy is designed to assist the Company’s directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees comply with insider trading laws and prevent even the appearance of improper insider trading. See “Prohibition on Hedging/Pledging” on page 40.

Shareholders may view the following documents on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info – Governance Documents”: Charters for each of our Board committees; Corporate Governance Guidelines; Code of Business Conduct; Anti-Corruption Policy; and Insider Trading Policy.
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Director Access to Management

•	Management Participation at Board Meetings. Topics are presented to the Board by members of Company management in an environment that encourages dialogue to develop between Directors and Company management. The Board’s direct access to management continues outside the boardroom during on-going discussions with our executives.

Shareholder Access to the Board of Directors

•	Communications to the Board of Directors. Shareholders may communicate directly with the Company’s independent directors concerning proper and relevant topics by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Consideration of Board Nominees

•	Nomination by Shareholders. The Nominating & Corporate Governance Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board nominees for election as directors by our shareholders and candidates to be appointed by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the Nominating & Corporate Governance Committee will consider candidates recommended by shareholders and that there will be no differences in the manner in which it evaluates nominees recommended by shareholders and nominees recommended by the Nominating & Corporate Governance Committee and/or Company management.

Board of Directors and Board Committees

Board of Directors. The Board oversees the business, assets, affairs and performance of the Company. At the end of fiscal 2018, the Board had nine directors, with eight independent directors and one employee director, our CEO. Seven board members have been nominated for re-election. Elizabeth J. Boland and Debby Reiner have been nominated for election as independent directors at the Annual Meeting. Stanley W. Reynolds and Susan Sobbott will continue to serve as directors through the date of the Annual Meeting and are not standing for re-election to the Board.

Committees of the Board of Directors. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. The members of the Board’s Committees during fiscal 2018 were as follows:

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

John E. Bachman (Chair)	Joseph Gromek (Chair)	Joseph Alutto (Chair)
Marla Malcolm Beck	Norman Matthews	Norman Matthews
Stanley W. Reynolds	Robert L. Mettler	Susan Sobbott

Audit Committee

The Audit Committee has the oversight responsibility for the Company’s financial reporting processes and the Company’s enterprise and sustainability risk management activities:

•	Financial Risk, including:

Financial reporting

Internal controls and internal audit function

Independent audits of the Company’s financial statements

•	Enterprise and Sustainability Risk, including:

Business continuity and disaster recovery programs

Global supply chain/responsible sourcing

Cybersecurity/technology

Legal compliance
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Set forth below are descriptions of certain of the Audit Committee’s oversight activities:

Financial Risk

Reporting and Controls. The Audit Committee monitors the preparation and integrity of our financial statements, our overall financial disclosure practices, the soundness of our system of internal financial controls, our compliance with good accounting practices and the adoption of new accounting standards. The Audit Committee also has oversight responsibility for the performance of our internal audit function and, in this capacity, the Audit Committee approves the annual internal audit plan. The Audit Committee regularly meets in executive sessions with the Company’s independent registered public accounting firm outside the presence of management, and also meets separately in those executive sessions with members of management and with the head of our internal audit department.

Independent Auditors. The Audit Committee is responsible for the appointment of our independent registered public accounting firm, the oversight of the scope of its audit work and the determination of its compensation. In discharging this responsibility, the Audit Committee reviews our current firm’s qualifications, performance, control procedures and independence, all in accordance with regulatory requirements and guidelines, and periodically considers whether a change in the independent registered public accounting firm is recommended. As part of this evaluation, the Audit Committee considers a number of factors, including the current firm’s capabilities and expertise, industry knowledge and experience, the quality and performance of the lead engagement partner, other professionals and specialists on the audit team, audit methodology, including planned use of technology, and transition experience. Based on this evaluation, during fiscal 2017, the Audit Committee conducted a competitive process to determine the Company’s audit firm for the 2018 fiscal year. The Audit Committee interviewed a number of firms, including the then-incumbent, BDO USA, LLP (“BDO”), and selected EY for such purpose. Following this selection, our shareholders ratified the selection of EY at the 2018 Annual Meeting of Shareholders held on May 9, 2018. The members of the Audit Committee believe that the selection of EY to continue to serve as our independent registered public accounting firm for our fiscal 2019 is in the best interests of the Company and our shareholders.

Enterprise and Sustainability Risk

Business Continuity Management

The Audit Committee oversees the Company’s business continuity management program, consisting of both crisis management and disaster recovery activities. The Company’s crisis management efforts include identification of the roles, responsibilities, actions and events to occur during the first 24 hour period following the occurrence of a crisis; our disaster recovery efforts cover the activities to occur following that initial 24 hour period to ensure our systems, people, company locations and business operations are successfully reactivated. Business continuity management strategies and capabilities are tested and monitored through quarterly meetings of a cross-functional team of Company management. In addition, members of senior management participate in an annual tabletop exercise with third-party experts on crisis management best practices to apply their learnings to the Company’s business continuity management program. Members of senior management are continually engaged to ensure appropriate oversight of business continuity risk management, including but not limited to the following: (i) quarterly review of status reports by the SRC; (ii) periodic updates to our business continuity management strategy and practices which are reviewed and approved by the SRC and our Chief Executive Officer; and (iii) bi-annual review of business continuity management status and practices by the Audit Committee.

Global Supply Chain/Responsible Sourcing

The Audit Committee oversees the Company’s global responsible sourcing activities involving third party vendors and their factories who manufacture the Company’s merchandise. These vendors’

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workforce is predominantly women who work in factories in underdeveloped countries in greater Asia and Africa.

The Company’s commitment to responsible sourcing has evolved over the years, taking on a more holistic view. Responsible sourcing at the Company starts with monitoring compliance with the Company’s Vendor Code of Conduct, local laws and ethical business practices and, where necessary, the oversight of corrective action plans jointly developed with factory management. In prior years, these efforts expanded into activities designed to positively impact the lives of the people who make our products and the communities affected by our business conduct. These activities focus on worker (and family) well-being through sponsorship of workplace training and education programs provided by not-for-profit, third-party organizations with expertise in the Company’s sourcing countries. In 2018, our responsible sourcing program expanded again to include environmental stewardship activities in conjunction with other brands by leveraging collective market power to influence better environmental practices by suppliers. These activities are designed to address sustainability-related business issues identified as more material for our industry by the Sustainability Accounting Standards Board’s (SASB) Materiality Map®, including the management of risks related to chemicals, wastewater discharge and raw material sourcing.

Social Compliance Auditing and Corrective Action Plans

The Company seeks to employ industry best practices to monitor:

•	Compliance with the Company’s Vendor Code of Conduct

•	Wages, Benefits, Overtime and Health & Welfare of Workers

•	Fire and Building Safety

•	Prohibition on Child/Forced Labor and Unauthorized Subcontracting

•	Freedom from Discrimination and Harassment

•	Freedom of Association

In support of these efforts, below are examples of certain partners that the Company works with to improve factory compliance in the apparel and footwear industry:

•	ILO’s BetterWork program - Partnering with over 30 companies and the International Finance Corporation, a member of the World Bank, this program works with global brands, factory owners, governments, unions and workers to improve working conditions in the garment industry through assessments, training, advocacy and research. BetterWork’s gender strategy aims to empower women workers, reduce sexual harassment and close the gender pay gap in the global garment industry. The BetterWork program is sponsored by the Company in over 40 factories in five countries.

•	The Social & Labor Convergence Project (SLCP) - The SLCP is a multi-stakeholder initiative between manufacturers, retailers, industry groups and civil society organizations to develop a simple, unified and effective assessment framework for monitoring factories. Our shared goal is to increase the effectiveness of factory audits, reduce audit fatigue and better utilize collective resources in the apparel industry’s supply chain.

•	The Alliance for Bangladesh Worker Safety - The Alliance was a legally binding, multi-stakeholder, five-year commitment of 29 retailers and brands to improve safety and empower workers in Bangladeshi apparel factories that was established in 2013 in collaboration with the U.S. and Bangladeshi governments, civil society organizations and organized labor. The Children’s Place was a founding member of the Alliance and supports the extension of its impact through a new Bangladesh Safety Monitoring Organization beginning in 2019.
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Sponsorship of Education Programs to Enhance Worker (and Family) Well-Being
In support of our business and societal objectives and those of our vendors to create and sustain a healthy and engaged workforce, below are examples of programs sponsored by the Company:

•	BSR’s HERproject - This program is designed to positively impact the well-being of women through workplace-based education and training provided by local non-governmental organizations to promote health, gender equality, financial inclusion and other life-needs. The most recent Company sponsorship involved factories located in the Hawassa Industrial Park in Ethiopia and at full implementation will reach over 7,000 women garment workers.

•	CARE’s Healthy Food Healthy Workplace program - This program aims to improve awareness of the health benefits of nutritious foods and good hygiene. The Company has invested in this program in Cambodia to support healthy eating choices in order to improve health and combat instances of workplace fainting which is a widespread phenomenon in the garment industry in Cambodia.

•	CCR CSR - In partnership with global brands like the Company, CCR CSR provides education and training designed to improve the lives of children and parent factory workers. The Company has invested in the Distance Without Separation program in China to provide migrant parents separated from their homes and children to find work with tools to better connect with their children, and ultimately, strengthen parent-child bonds when families are separated due to work commitments. This leads to parent workers feeling more secure about the well-being of their children, enabling them to be more engaged and productive in the workplace.

Environmental Stewardship
In 2018, the Company expanded its responsible sourcing activities to include environmental stewardship. We join with companies in the specialty apparel and footwear industry, and other not-for-profit organizations, to work with suppliers to reduce unnecessary environmental harm from manufacturing activities. This is accomplished by leveraging market power to encourage suppliers to improve production and procurement practices that may be harmful to the environment and to drive improved operational efficiencies and resource consumption. The Company’s environmental impact program in the supply chain focuses on:

•	Chemical Management - to support more responsible chemical management practices in apparel and footwear production. In fiscal 2018, the Company became a member of the Apparel & Footwear International RSL Management Group (AFIRM) whose stated goal is to promote the harmonized management of restricted substances (chemicals) in the apparel and footwear industry. Member brands share best practices to reduce the impact of harmful chemicals in the global supply chain.

•	Wastewater and Effluence - to support more sustainable wastewater processes at our third-party factories. In fiscal 2018, the Company became a member of the Sustainable Apparel Coalition (SAC). Under the auspices of SAC, the Company and other brands employ their collective market power to conduct environmental facility assessments at mills, factories and other facilities and develop corrective action plans against benchmarks aimed at promoting effective water and chemical management practices to mitigate pollution risks.

•	Responsibly Sourced Cotton - to use more sustainably sourced cotton through our Company’s procurement practices. In fiscal 2018, the Company applied to become a member of the Better Cotton Initiative (BCI) whose stated goal is to make global cotton production better for the people who produce it, better for the environment it grows in and better for the sector’s future. BCI is comprised of retailers and brands, not-for-profit organizations and international funding sources who seek to promote improved working
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conditions, better water utilization and reductions in pesticide use to support more sustainable cotton growing practices.

The Audit Committee meets regularly with the SRC and the Company’s responsible sourcing executives to receive reports and updates on the above-described activities. For additional information concerning these activities, please go to the Company’s corporate website http://corporate.childrensplace.com under the “Responsible Sourcing” tab in the “Corporate Responsibility” section.

Anti-Corruption

We conduct business in numerous countries around the world, including in less developed countries where corruption is more prevalent. Our CEO and the SRC have oversight of our anti-corruption program. The Audit Committee reviews and receives reports on compliance with the Company’s anti-corruption policies and on training activities in these countries. These activities include regular, periodic in-country training by Company personnel and third party experts for Company employees and agents, as well as vendor and factory personnel. The Company also uses online training materials to reach members of management and its associates around the world.

Cybersecurity—Data Protection and Privacy

As with responsible sourcing and anti-corruption, the Company considers cybersecurity a vital issue affecting the sustainability of the enterprise both in terms of reputational risk and economic risk. The Audit Committee is responsible for the oversight of the Company’s cybersecurity risk identification and mitigation activities.

The Company’s cybersecurity program is a continuous process where we strive to:

•	Identify Threats - both internal and external;

•	Identify Vulnerabilities - in order to understand existing limitations, as well as to identify opportunities involving methodologies and technology;

•	Assess Risk Exposure - determine the likelihood that vulnerabilities may be exploited and the impact, financial and reputational, of being exploited;

•	Implement Detection and Protection Measures - through appropriate policies, procedures and use of technology to reduce the likelihood and impact of a breach; and

•	Implement Incident Response Plans - which the Company has documented, leveraging third party cybersecurity experts, and includes repeated training.

The Company continually invests in its cybersecurity program, both in terms of people and resources, in order to protect customer and employee personal and financial information and Company confidential information. In addition to compliance with laws and regulations, we believe that these efforts have the benefit of creating social capital by enhancing the Company’s reputation as a secure enterprise, positioning us favorably in the eyes of our customers and employees when contrasted with other companies which have experienced serious data breaches. We believe that this creates customer and employee trust and loyalty, which is influenced by the perception of safety of a customer’s personal and financial information.

In addition, as an omni-channel specialty retailer, the Company has access to consumer information, including financial information, demographic data, behavior patterns, purchase history and other personal and family information. In this context, the Company strives to provide its customers with relevant, personalized product and other information based upon consumers’ preferences and behavior patterns, while at the same time protecting the privacy of personal, financial, demographic and behavioral information. The Company realizes that the proper management of privacy concerns reduces regulatory and reputational risk, thereby protecting and enhancing brand and shareholder value.
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Fiscal 2018 Audit Committee Report

As stated in the Audit Committee Charter, a copy of which is available on the Company’s corporate website, http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info - Governance Documents,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of Company management to establish and maintain a system of internal control over financial reporting, to prepare consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles, and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm.

At Audit Committee meetings, the Audit Committee met with the Company’s internal and independent auditors, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and EY’s reports thereon, and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements for fiscal 2018, met and held discussions with management, the Company’s independent registered public accounting firm and the head of the Company’s internal audit function (both with and without management present) regarding the fair and complete presentation of the Company’s financial results and discussed the significant accounting policies applied in the Company’s financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or “PCAOB.” In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company audited consolidated financial statements for fiscal 2018 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the following members of the Audit Committee: John E. Bachman (Chair), Marla Malcolm Beck and Stanley W. Reynolds.

Compensation Committee

The Compensation Committee has been charged with the responsibilities relating to compensation of our executive officers. The Compensation Committee reviews and recommends to the Board our CEO’s compensation, and with input from senior management, reviews and approves the compensation of our executive officers. The Compensation Committee establishes our management compensation policies, reviews the terms of the Company’s incentive compensation plans and programs, and oversees the implementation and operation of these plans and programs. In addition, the Compensation Committee makes recommendations to the Board regarding the compensation of independent directors.

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The Compensation Committee is also responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. Each year, in conjunction with its independent compensation consultant and management, the Compensation Committee conducts a risk assessment of the Company’s compensation policies and practices to ascertain any potential material risks that may be created by the policies and practices. The Compensation Committee considered the findings of the assessment and concluded that the Company’s compensation programs and practices are aligned with the interests of our shareholders, appropriately reward pay for performance, and do not promote excessive or imprudent risk-taking.

The Compensation Committee has the authority to retain the services of compensation consultants to provide it with recommendations and advice on the appropriateness of the Company’s compensation of the CEO and the Company’s other executive officers and independent directors. The Compensation Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise it with respect to such matters, the design and implementation of executive compensation plans and programs, and such other matters as the Compensation Committee may direct. At the Compensation Committee’s request, Semler Brossy also provides the Compensation Committee with benchmarking data concerning the compensation paid to officers and independent directors by companies in the Company’s Peer Group and the retail industry. Semler Brossy works directly with the Compensation Committee and its Chair, and meets with the Committee in executive session. Semler Brossy does not provide any services to the Company. The Compensation Committee has determined that Semler Brossy is independent and does not have any conflict of interest in its dealings with the Compensation Committee. The Compensation Committee made this determination, in part, by reviewing and considering the factors set out by the applicable rules and regulations of the SEC and The NASDAQ Stock Market covering independence, conflicts of interest and compensation advisors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer of the Company, none was an employee of the Company during fiscal 2018, and none had any relationship with the Company or any of its subsidiaries during fiscal 2018 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the Compensation Committee.

Nominating & Corporate Governance Committee

As set forth in the section entitled “Board and Director Evaluation Process” on page 11, the Nominating & Corporate Governance Committee recommends nominees for the Board and develops and implements formal Board and individual director self-evaluation procedures. It also makes recommendations to the Board regarding corporate governance and Board and Committee structure. In the event of an uncontested election, the Nominating & Corporate Governance Committee must assess the appropriateness of accepting the resignation of a Board nominee who is in office as a director and does not receive a majority of the votes cast by the shareholders.

Attendance at Board and Committee Meetings

The chart below sets forth the number of Board of Director and Committee meetings (in-person and telephonic) and director attendance at such meetings during fiscal 2018.

	Board of Directors	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Number of Meetings	6	12	6	6
Attendance	All directors, all meetings	All members, all meetings[1]	All members, all meetings	All members, all meetings

[1]	One committee member did not attend one meeting.
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Board Nominees for Directors

In evaluating individual Board members and director nominees, the Nominating & Corporate Governance Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business and takes into account many factors, including educational and professional background, personal accomplishment, gender, age and diversity. The Nominating & Corporate Governance Committee, however, does not base its nomination of a candidate solely on these factors.

The Nominating & Corporate Governance Committee also strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business and strategic initiatives. Each Board nominee of the Company has served in a senior executive position in a large, complex organization and has gained extensive experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. This variety and depth of experience enables the nominees to make significant contributions to the deliberations of the Board. See the Summary of Director Core Competencies table on page 4 under the heading “Proxy Summary”.

Biographical information for each person nominated for election at the Annual Meeting is set forth below.

Joseph Alutto, 77 Independent Director since 2008	Career Highlights. Dr. Alutto currently serves as the Chair of our Nominating & Corporate Governance Committee. From June 2016 to present, Dr. Alutto has been the Distinguished Professor of Organizational Behavior - Emeritus at The Ohio State University and from June 2014 to June 2016 he was the Distinguished Professor of Organizational Behavior at the University. From July 2013 to June 2014, Dr. Alutto served as Interim President of The Ohio State University. Prior to that, from October 2007 to July 2013, Dr. Alutto served as Executive Vice President and Provost of The Ohio State University. Dr. Alutto also served as the institution’s Interim President and Provost from July 2007 to October 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fischer College of Business at The Ohio State University for 16 years.

Experience and Skills. Dr. Alutto’s experience in senior leadership positions with an institution such as The Ohio State University brings to the Company an in-depth understanding of organizational behavior, operations, processes, strategy, risk management and talent management.

John E. Bachman, 63 Independent Director since 2016	Career Highlights. Mr. Bachman currently serves as the Chair of our Audit Committee. Prior to his retirement in 2015, Mr. Bachman was a partner at the accounting firm of PricewaterhouseCoopers LLP (“PwC”). At PwC, Mr. Bachman served for six years as the Operations Leader of the firm’s U.S. Assurance Practice with full operational and financial responsibility for this $4 billion line of business, which included the firm’s audit and risk management practices. Prior to this role, Mr. Bachman served for three years as the firm’s Strategy Leader where he was responsible for strategic planning across business units, geographies and industries. Mr. Bachman also served as an audit partner for over 25 years for companies in the industrial manufacturing, financial services, publishing,
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healthcare and other industries. Mr. Bachman received an MBA from the Harvard University Graduate Business School.

Experience and Skills. Mr. Bachman brings years of experience in the development and oversight of business strategies and the operational leadership of a large complex organization. He also brings over 25 years of experience in accounting and auditing. Mr. Bachman qualifies as an “audit committee financial expert” under applicable SEC rules.

Other Public Directorships: WEX Inc. (since 2016).

Marla Malcolm Beck, 49 Independent Director since 2015	Career Highlights. Ms. Beck currently serves as a member of our Audit Committee. She is the Chief Executive Officer of Bluemercury, a retailer and online seller of upscale beauty products and spa services Ms. Beck founded in 1999. Bluemercury was acquired by Macy’s, Inc. in 2015 and operates as a stand-alone business with Ms. Beck as its CEO. Prior to 1999, Ms. Beck was a consultant for McKinsey & Company, Inc. She holds an MBA and MPA from Harvard University.

Experience and Skills. Ms. Beck’s experience as Chief Executive Officer of Bluemercury brings to the Board of Directors a valuable perspective and experience with respect to brand management, brand marketing, digital, including e-commerce, and the management of a national retailer.

Elizabeth J. Boland, 58 Independent Director Nominee in 2019	Career Highlights. Since June 1999, Ms. Boland has served as Chief Financial Officer of Bright Horizons Family Solutions Inc., a United States-based child-care provider and the largest provider of employer-sponsored child care. Ms. Boland joined Bright Horizons in 1997 and served as Chief Financial Officer for the company’s initial public offering later that year. Subsequent to the merger between Bright Horizons and CorporateFamily Solutions, Inc. in 1998, Ms. Boland served as Senior Vice President of Finance until she was appointed Chief Financial Officer of the merged company in 1999. From 1994 to 1997, Ms. Boland served as Chief Financial Officer of The Visionaries, Inc., a non-profit television production company. From 1990 to 1994, Ms. Boland served as Vice President- Finance for Olsten Corporation, a publicly traded home health care staffing company. From 1981 to 1990, Ms. Boland served on the audit staff at PwC in Boston, MA, completing her tenure as a senior audit manager. Ms. Boland is a graduate of the University of Notre Dame, and is a CPA.

Experience and Skills. Ms. Boland brings the Board years of senior level executive experience and a valuable perspective in accounting and auditing practices. Ms. Boland qualifies as an “audit committee financial expert” under applicable SEC rules.

Jane Elfers, 58 Director since 2010	Career Highlights. Ms. Elfers became our President and Chief Executive Officer in January 2010. She set our strategic vision as a leading global, omni-channel children’s apparel brand, and developed our four key strategic growth initiatives-superior product, business transformation through technology, global
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growth through channel expansion and optimization of our store fleet. Ms. Elfers has led our successful company-wide, multi-year transformation by assembling, motivating and leading a best-in-class management team and she has delivered our transformative results by fostering a culture of operational excellence.

Experience and Skills. Ms. Elfers formerly served as President and Chief Executive Officer of Lord & Taylor from May 2000 to September 2008. She is a graduate of Bucknell University where she received a degree in Business Administration and where she serves on the Board of Trustees and is the Chair of their Nominating and Governance Committee.

Joseph Gromek, 72 Independent Director since 2011	Career Highlights. Mr. Gromek currently serves as the Chair of our Compensation Committee. Until his retirement in February 2012, Mr. Gromek served as President and Chief Executive Officer of The Warnaco Group, Inc. since April 2003 and as a member of that company’s Board of Directors. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc. For over 30 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is the Chair of the Board of Trustees of The New School, serves on the Boards of Directors of Ronald McDonald House and Stanley M. Proctor Company, as a member of the Board of Governors of Parsons The New School for Design, and as a member of the Board of Trustees of St. Peter’s University.

Experience and Skills. Mr. Gromek provides the Company with his significant experience as a Chief Executive Officer and a senior executive in the apparel and retail industries, where he has created significant value for shareholders as an expert in the growth, management and operation of global businesses. Mr. Gromek also has extensive public company board experience, including as a chairman of the board and as the chairman of board committees.

Other Public Company Directorships: Wolverine World Wide, Inc. (since 2008) and Guess?, Inc. (since 2014).

Norman Matthews, 86 Independent Director since 2009	Career Highlights. Mr. Matthews currently serves as our Chairman of the Board and as a member of our Compensation Committee and Nominating & Corporate Governance Committee. Mr. Matthews served as President of Federated Department Stores until his retirement in 1988. He joined Federated Department Stores in 1978 as Chairman-Gold Circle Stores Division. He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987. Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. In 2005, Mr. Matthews was named as one of eight outstanding directors
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by the Outstanding Directors Exchange. Mr. Matthews received an MBA from the Harvard University Graduate Business School.

Experience and Skills. Mr. Matthews possesses an extensive knowledge of the apparel and retail industries and corporate governance practices from his years as a senior executive and a member of the boards of directors of several public companies. Mr. Matthews’ experience provides him with a deep understanding of corporate governance processes and trends, and the complex strategic, risk and other oversight responsibilities associated with the role of the chairman of a public company.

Other Public Company Directorships: Spectrum Brands (since 2010) and Party City Inc. (since 2014).

Robert L. Mettler, 78 Independent Director since 2015	Career Highlights. Mr. Mettler currently serves as a member of our Compensation Committee. He was President of Special Projects at Macy’s from February 2008 until his retirement in January 2009. Mr. Mettler previously served as Chairman and Chief Executive Officer of Macy’s West from 2002 to 2008 and as its President and Chief Operating Officer from 2000 to 2002. Prior to joining Macy’s, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising – Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson’s May Company from 1987 to 1993.

Experience and Skills. Mr. Mettler possesses significant experience as a Chief Executive Officer and a senior executive in the apparel and retail industries. He brings to the Board of Directors a valuable perspective and insight with respect to retailing, executive compensation and management.

Debby Reiner, 51 Independent Director Nominee in 2019	Career Highlights. Since 2016, Ms. Reiner has served as Chief Executive Officer of Grey New York at Grey Global Group Inc. From 2014 to 2016, Ms. Reiner served as Grey’s President/Global P&G. Ms. Reiner joined Grey in 1989 and served as an Assistant Account Executive on Grey’s largest client P&G where she was instrumental to transforming the communications model for many of P&G’s biggest brands, leading a shift to digitally-led, omni-channel brand-building programs for leading brands across a range of consumer products categories. Ms. Reiner graduated magna cum laude from Harvard University with a B.A. in History.

Experience and Skills. Ms. Reiner possesses significant experience as a senior executive in the consumer products industry and brings the Board a valuable perspective and insight with respect to omni-channel brand-building programs.
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EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of March 28, 2019:

Name	Age	Position
Jane Elfers	58	Chief Executive Officer and President, Director
Michael Scarpa	63	Chief Operating Officer and Chief Financial Officer
Bradley Cost	65	Senior Vice President, General Counsel and Secretary

The biography of Ms. Elfers is set forth above under the heading “Corporate Governance at The Children’s Place – Board Nominees for Director” above.

Michael Scarpa joined the Company in November 2012 as our Executive Vice President and Chief Financial Officer and has served as the Company’s Chief Operating Officer and/or Chief Financial Officer for the last six years, most recently as Chief Operating Officer. In November 2018, Mr. Scarpa reassumed his former duties as the Company’s Chief Financial Officer, in addition to his responsibilities as Chief Operating Officer. Mr. Scarpa has more than 35 years of financial and operational management experience and has been instrumental to the success of our business transformation. Prior to joining the Company, Mr. Scarpa was Chief Operating Officer and Chief Financial Officer of The Talbots, Inc. with responsibility for finance, treasury, planning and allocation, supply chain, information technology and corporate strategy. Previously, Mr. Scarpa spent 25 years with Liz Claiborne, Inc. where he held positions of increasing responsibility, culminating in his appointment as Chief Operating Officer. He began his career in financial positions with Maidenform, Inc. and Krementz and Company. Mr. Scarpa earned his BS and MBA degrees from Rutgers University, and is a CPA.

Bradley Cost joined the Company in December 2010 as General Counsel and Corporate Secretary. Mr. Cost has been a key contributor to the significant enhancements we have made to our governance framework which we believe is best-in-class and which is designed to support our brand and to promote the achievement of our strategic growth initiatives. Prior to joining the Company, Mr. Cost was a partner with Bachelder Law LLP since September 2006, where he specialized in corporate governance, securities and senior executive compensation matters. Prior to that, Mr. Cost was a partner in law firms in private practice in New York City for over 20 years representing numerous public and private companies in securities, mergers & acquisitions and corporate matters. He earned his undergraduate degree from Georgetown University, and law and graduate business degrees from Northwestern University.

As previously announced, Pamela Wallack (President, Global Product) and Anurup Pruthi (Chief Financial Officer) left the Company on November 2, 2018. Prior to their departure, they were executive officers of the Company.

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EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This CD&A is organized into five primary sections:

SUMMARY

Compensation Philosophy

Attract, Motivate, Reward and Retain	Encourage Strong Financial Performance	Align Pay with Performance
Keep superior executive talent committed to our Company in a highly competitive environment	Encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks	Compensation is directly linked to Company performance, including the progress being made against strategic growth initiatives

2018 Say-on-Pay Vote and Shareholder Engagement

At the 2018 Annual Meeting, our shareholders voted 93.1% in favor of our “say-on-pay” resolution.

Our Board and management team have a long and continuous history of engaging with shareholders and responding to their feedback:

Fiscal Years	During Each Year Invitations To Engage Extended to Holders of	During Each Year Met or Spoke With Holders of
2012 - 2018	50 - 70% of our outstanding shares	25 - 65% of our outstanding shares

We are proud of relationships we have cultivated with our shareholders over the years. The feedback and insights our shareholders have provided have been invaluable, and we have made enhancements to our corporate governance and executive compensation programs over time as a result.

2018 marked the 7th consecutive year that management and members of the Board, including the Chair of the Nominating & Corporate Governance Committee, Joseph Alutto, and the Chair of the Compensation Committee, Joseph Gromek, engaged in conversations with shareholders to exchange ideas and share perspectives. In the fall of 2018, engagement calls were requested with shareholders of two thirds (2/3) of our outstanding shares and Dr. Alutto and Mr. Gromek led calls with shareholders holding nearly 25% of our outstanding shares. The other invited shareholders indicated that they did not have a need to discuss any matter at the time or did not respond to the invitation. This engagement is in addition to the outreach conducted by management through our investor relations function. The conversations we had with our shareholders leading up to the 2019 Annual Meeting and the feedback we received on our executive compensation program and our

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corporate governance practices were all positive. For the full range of topics that were discussed in the fall 2018 shareholder calls, please see the table on pages 7-8 of the “Proxy Summary”. The topics impacting executive compensation are summarized in the table below.

Topics Discussed with Shareholders	Key Points
Company Performance

•      Significant continuing progress made on our strategic growth initiatives and the transformation of our brand, including as a result of the accelerated investment in fiscal 2018 in key initiatives such as digital and omni-channel capabilities.

•      Financial and operational performance during fiscal 2018, driven by an exceptional management team assembled and led by our CEO.

Executive Compensation

•      We have a long history of being responsive to shareholder feedback and a number of changes have been made over the years to our executive compensation program (and corporate governance practices) based on input from our shareholders.

•      A recent example is the addition in fiscal 2018 of relative adjusted ROIC as a modifier for performance-based LTIP awards. The addition of a relative metric comparing our performance to that of our Peer Group was based on shareholder feedback received in fiscal 2017.

   The selection of adjusted ROIC as the relative metric was also based on feedback from shareholders that ROIC is a preferred metric, particularly given the significant investments we are making in our strategic growth initiatives.

•      Performance metrics used for annual and long-term awards are both key drivers of value in our industry and metrics that measure the progress we are making on our strategic growth initiatives.

•      Performance goals are set each year through a rigorous target setting process.

After engaging with shareholders, we held calls with proxy advisory firms ISS and Glass Lewis to discuss our outreach process and the topics of discussion with shareholders. Shareholder feedback and the discussions with ISS and Glass Lewis were then shared with the full Board, who annually considers all perspectives as part of their decision-making process.

It is important to note that we did not receive any feedback from shareholders expressing any concerns or asking that we consider making any changes to our corporate governance practices or executive compensation plan design or practices, other than one large shareholder asking, for the second year in a row, whether, in addition to performance-based equity awards, it would be appropriate to grant time-based equity awards to our CEO to encourage retention in our highly competitive industry.

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Executive Compensation Best Practices, Including Those Based on Shareholder Feedback

✓	Added value driving performance metrics to the LTIP that measure progress on our strategic growth initiatives
✓	Added a relative performance metric to the LTIP (measuring Company performance relative to Peer Group performance)
✓	Eliminated single trigger equity vesting upon a change in control
✓	Predominantly performance-based compensation for our CEO
✓	No tax gross-ups (excluding those in connection with standard relocation expenses)
✓	Enhanced stock ownership guidelines and holding requirements for our CEO and other senior executives
✓	Annual benchmarking of independent director compensation by an independent compensation consultant
✓	Annual compensation risk assessment by an independent compensation consultant and management
✓	Annual peer group review by an independent compensation consultant
✓	Incentive compensation clawback applicable in the case of financial restatements and other matters contained in the LTIP and annual bonus plan
✓	Prohibit hedging activities in Company stock
✓	Bonus and performance share caps

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Compensation Structure for Our CEO

The following table outlines the structure of the core compensation program for our CEO, with significant emphasis on performance-based compensation. This core program has been in place for a number of years.

Pay Element	Component	Performance Element	Link to Strategic Growth Initiatives

Base Salary and Other	Cash	• Reviewed periodically in light of market practices, performance factors, and advice from our independent compensation consultants (no increase in base salary since FY 2012)	• Reflects job responsibilities, skills and experience and provides a reasonable, competitive level of fixed compensation given successful execution against strategy

Annual Performance Bonus	Cash[1]	• Adjusted operating income	• Rewards achievement of annual financial performance goals • Adjusted operating income measures progress on our strategic growth initiatives by measuring operating performance

Long-Term Performance- Based Equity	Performance- Based Restricted Stock Units[1]

•        Adjusted EPS (50%)

•        Adjusted ROIC (25%)*

•        Adjusted Operating Margin Expansion (25%)*

•        Adjustment in the number of earned shares based on a relative metric - i.e., the number of shares earned is adjusted based on the ranking of the Company’s Adjusted ROIC compared to that of the companies in our Peer Group**

*       Added in fiscal 2016 in response to shareholder feedback

**     Added in fiscal 2018 in response to shareholder feedback

•        Rewards achievement of performance and strategic goals and aligns management with shareholder interests

•        Adjusted EPS measures progress on strategic growth initiatives by measuring profitability

•        Adjusted ROIC measures the success of strategic growth initiatives, including the investments in the business transformation through technology initiative

•        Adjusted operating margin expansion measures progress toward our 12% adjusted operating margin goal

[1]	See “Fiscal 2018 Incentive Compensation” below regarding fiscal 2018.
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Fiscal 2018 Incentive Compensation

We have made great progress over the past several years on the successful execution of our strategic growth initiatives, and believe we are uniquely positioned to grow market share by accelerating our investments in transformation capabilities. Specifically, at the beginning of fiscal 2018, we announced a strategic decision to accelerate our digital transformation initiatives over the next three years. We are planning to invest approximately $50 million in incremental SG&A expense and approximately $200-$250 million in capital expenditures during fiscal years 2018-2020. These accelerated investments are principally focused on enhancing digital and omni-channel capabilities, including customer personalization, but also include investments in supply chain and inventory management optimization, our connected in-store customer experience, and our partnership with Semir in greater China. Approximately $30 million of the incremental SG&A expense occurred in fiscal 2018.

Further, in fiscal 2018, we recognized that we were faced with significant competitive opportunities, including involving our chief mall-based specialty retail competitor. Accordingly, we made the strategic decision to sacrifice short-term margin to strengthen our long-term position, with a focus on long-term market share gains. We believe that this strategic decision positions us for significant and ongoing profit and market share opportunities.

Our management team firmly believes in and led the execution of our transformation and competitive strategies. In an effort to provide additional support for our strategic decisions, while continuing to deliver appropriate returns to our shareholders, our CEO elected to return 100% of her fiscal 2018 equity award, and our other NEOs elected to return 50% of their fiscal 2018 equity awards.

In addition, in accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, no bonuses were earned or paid to our CEO and other continuing NEOs, for fiscal 2018.

As we move into fiscal 2019, recent competitive bankruptcy announcements and accelerated store closures in the retail industry give us even greater confidence in our strategic direction and our ability to continue to create value for our shareholders.

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FISCAL 2018 PERFORMANCE HIGHLIGHTS

•	Performance Across Key Value Drivers

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•	Stock Repurchases and Dividends

•	Total Shareholder Return

THE CHILDREN'S PLACE
TOTAL STOCKHOLDER RETURN (TSR)
(Percentile of Our Peer Group)
%
100
80
60
40
20
0
10th
91st
100th
1 YEAR
3 YEAR
5 YEAR

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•	Continued to Make Significant Progress on Strategic Growth Initiatives. In fiscal 2018, we continued to make significant progress on our four key strategic growth initiatives developed by our CEO under a multi-year business transformation strategy. We are moving on to the next phase of our strategic growth plan, and we believe we are uniquely positioned to grow market share by accelerating our investments in transformation capabilities. Digital transformation is our single biggest opportunity for growth, and as discussed above, we announced in early 2018 that we would make significant accelerated investments in key strategic growth initiatives during fiscal years 2018-2020.

Product Focus	•	Product is our number one priority, our strong design, sourcing and merchandising teams consistently deliver product that meets or exceeds our customers’ expectations
	•	Increased penetration of wear-now, age and seasonally appropriate apparel, footwear and accessories
	•	Increased reach with extended sizes
Business Transformation Through Technology	•	Accelerated our digital and omni-channel transformation with a goal of continuing to gain additional market share
Increased usage of mobile point of sale (POS) devices in stores to drive increases in key performance metrics such as units per transaction (UPT) and average dollar sale (ADS)
Instituted ship-from-store capabilities fleet-wide in the U.S. and Canada to meet increased digital demand
Added buy online ship to store (BOSS) functionality to our omnichannel capabilities
	•	Focused on driving customer acquisition, improving customer retention, and increasing customer engagement
Foundational e-commerce platform improvements to enhance customer experience, including increased site responsiveness, speed, search function and delivery of more relevant listing pages and product views, all with a goal to drive conversion
Continued to develop state-of-the-art loyalty, pricing and promotional systems to enable the delivery of real time customer personalization in whatever channel our customer chooses
	•	Enhanced inventory allocation and replenishment systems to better meet customers’ needs by having the right mix of product at the right time, reducing out of stocks and increasing profitability
	•	Implemented a new global Human Capital Management system to support delivery of our talent strategy
Global Growth Through Channel Expansion	•	Continued to accelerate digital and omni-channel capabilities:
In fiscal 2018, our e-commerce sales constituted approximately 27.5% of our total sales, with penetration increasing 850 basis points from fiscal 2016 to 2018
	•	Continued to expand international operations:
Added 27 net new points of international distribution (stores, shop-in-shops and e-commerce sites) in fiscal 2018, including our first five retail stores in China with our partner Semir
At fiscal year-end, we had 217 points of distribution in 20 countries operated by 8 franchise partners
Optimization of Our Store Fleet	•	Continued planned closures of underperforming stores, with a target of closing a total of 300 stores in fiscal 2013-2020:
42 stores were closed in fiscal 2018
211 stores were closed in fiscal 2013-2018
	•	Store fleet optimization initiative has resulted in improved comparable retail store sales and improved profitability in our digital business and remaining stores given positive sales transfer rates
	•	The combination of over 1,000 lease actions over the next three years, an average remaining lease term of approximately 2.5 years, and our ability to negotiate reduced occupancy costs on renewals, has continued to allow us to optimize our store fleet portfolio and improve total enterprise profitability
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ELEMENTS OF COMPENSATION PROGRAM

Components of Compensation

Our executive compensation program consists of four basic elements:

Base salary
Annual performance-based cash bonus opportunity
Long-term equity awards (time and performance-based)
Employee benefits and perquisites

Base Salary

Purpose. The Compensation Committee intends that base salary provide a reasonable, competitive level of fixed compensation based on responsibilities, skills and experience.

Our Compensation Committee reviews base salary benchmarking information provided by their independent compensation consultant on an annual basis. No increases in base salaries were made for our CEO or other NEOs in fiscal 2018. The base salaries of our NEOs are generally +/- 10% of the median of our Peer Group. We believe that setting salaries in this range mitigates the incentive that might otherwise exist for an executive to support short-term focused or higher-risk business strategies if fixed compensation was set substantially below the median.

Annual Performance-Based Cash Bonuses

Purpose. Our annual bonus plan rewards performance over a one-year period against a financial performance measure pre-established by the Compensation Committee. As in the past, this measure for fiscal 2018 was adjusted operating income. The Compensation Committee believes that, as a measure of operating performance, adjusted operating income measures progress on our strategic growth initiatives and is an important driver of shareholder value.

Terms of Annual Bonus Plan. At the beginning of fiscal 2018, the Compensation Committee assigned our executives, including the NEOs, the same bonus target opportunity as in fiscal 2017. These opportunities were expressed as a percentage of base salary (for our senior management, ranging from 50% of base salary to 100% of base salary, and 160% of base salary in the case of our CEO). For fiscal 2018, these formula-driven cash payouts could have ranged from zero, if performance fell below an adjusted operating income threshold, to 100% of bonus opportunity, if the adjusted operating income target was met, and up to a maximum of 200% of the target bonus opportunity, if performance exceeded target. Based on market trends surveyed by our Compensation Committee’s independent compensation consultant and reviewed with the Compensation Committee, we believe that our management’s bonus opportunities in fiscal 2018 as a percentage of base salaries were generally in-line with those of our Peer Group and our industry.

As discussed under “Fiscal 2018 Incentive Compensation” on page 31, in accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, no bonuses were earned or paid to our CEO and other continuing NEOs, for fiscal 2018. The fiscal 2018 target bonus opportunity was $1.76 million, $775,000 and $250,000 for Ms. Elfers, Mr. Scarpa and Mr. Cost, respectively.

Long-Term Incentives - Equity Awards

Purpose. The Compensation Committee uses performance-based equity as a reward for the contribution of our management to our performance, including the achievement of our strategic goals, and to align the interests of our management with those of our shareholders. The purpose of time-based equity is to provide for motivation and reward.

Types of Awards. During fiscal 2018, we granted time-based and performance-based awards to eligible associates under our long-term incentive plan (LTIP). As with other elements of our executive compensation, based on data surveyed by the Compensation Committee’s independent

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compensation consultant and reviewed with the Compensation Committee, we believe that our management’s equity awards in fiscal 2018 were generally in-line with those of our Peer Group and our industry. These awards consisted of time-based restricted stock units (“TRSUs”) (other than for our CEO) and performance-based restricted stock units (“PRSUs”). Our Compensation Committee determines whether the TRSUs and/or PRSUs are settled in shares of Common Stock, in cash equal to the fair market value of such shares at the time of delivery, or part in shares of Common Stock and part in cash. All awards under our LTIP have been settled in shares of Common Stock to date. We typically award equity once a year in the first or second quarter of our fiscal year, although we also award equity as part of certain new-hire awards and in connection with promotions. At February 2, 2019 (the end of fiscal 2018), there were 756,502 shares of Common Stock available for grant under our 2011 Equity Plan.

Time-Based Stock Awards. TRSUs awarded to management are generally subject to annual vesting, in three equal annual instalments, beginning on the first anniversary of the date of the award. The recipient must be employed by the Company on the applicable vesting dates in order to receive the vesting shares. The three-year vesting period underscores the long-term focus of this award program. During fiscal 2018, TRSU awards were made to our NEOs (other than our CEO) as part of our annual long-term incentive award grants to eligible employees.

Mindful to avoid “pay for failure,” the Compensation Committee requires that TRSUs provide for forfeiture if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

Performance-Based Stock Awards. Our PRSUs tie payouts directly to performance over a three-year period based on pre-established performance metrics which the Compensation Committee believes measure the progress made on our overall profitability and on our strategic growth initiatives. During fiscal 2018, PRSU awards were made to our CEO and other NEOs as part of our annual long-term incentive award grants to eligible employees.

As discussed under “Fiscal 2018 Incentive Compensation” on page 31, our: (i) CEO elected to return 100% of her fiscal 2018 PSRUs; and (ii) other NEOs elected to return 100% of their fiscal 2018 PRSUs (constituting 50% of their 2018 equity awards), in each case, to provide additional support for the strategic decisions to accelerate our transformative investments and to sacrifice short-term margin for long-term market share gain, while continuing to deliver appropriate returns to our shareholders. The grant date fair value of these returned three-year equity awards was $10.0 million, $1.25 million, $1.0 million, $500,000 and $500,000 for Ms. Elfers, Ms. Wallack and Messrs. Scarpa, Pruthi and Cost, respectively.

Summarized below is the design of the 2018 PSRU awards:

Performance is measured over a three-year period (fiscal 2018-2020), with cliff vesting at the end of the three-year period.

Performance metrics consist of: (i) adjusted EPS (50%); (ii) adjusted operating margin expansion (25%); and (iii) adjusted return on invested capital (ROIC) (25%); and an eligible employee may earn from 0% to 200% of their target PRSUs based on the foregoing metrics.

A modifier which adjusts (up, down or not at all) the number of shares of Common Stock otherwise earned by reference to the above-mentioned performance metrics. The modifier is the ranking of our adjusted ROIC relative to the adjusted ROIC of companies in our Peer Group, as illustrated below:

Company Fiscal 2020 Adjusted ROIC Ranking Compared to Peer Group	A Participant Will Receive the Following Percentage of PRSUs Otherwise Earned Based on the Adjusted EPS, Adjusted Operating Margin Expansion and Adjusted ROIC Achieved
1st – 2nd	125%
3rd – 14th	100% (Target)
15th – 16th	75%
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Performance Metrics. Below is a description of each of the performance metrics used for our PRSUs. In setting the adjusted performance targets for the applicable performance period, it is important to note that the Compensation Committee takes into account our planned stock repurchases, including the accelerated stock repurchase program (ASR) we announced in March 2018.

Existing Metrics-Adjusted EPS, Adjusted Operating Margin Expansion and Adjusted ROIC.

•	The adjusted EPS measure was selected to create a strong focus on our overall profit goal and the underlying drivers of revenue growth, cost control, cash flow, and ultimately total shareholder return.

•	Adjusted operating margin expansion and adjusted ROIC were added by the Compensation Committee to our PRSUs in fiscal 2016 based on feedback from our shareholders. These metrics are particularly well-suited to directly measure the progress we are making on our strategic growth initiatives, are measures that management can more directly control, and are key valuation drivers in the specialty retail industry in which we operate.

New for 2018-Added Relative Adjusted ROIC as a Modifier. In response to shareholder feedback in 2017 calling for the use of a relative metric, beginning in fiscal 2018, the Compensation Committee made a change to PRSUs awarded under our LTIP to add a new relative performance metric (adjusted ROIC) as a modifier. In choosing adjusted ROIC as the relative performance metric, the Compensation Committee noted that during our outreach activities in past years, a number of our shareholders called-out ROIC as a preferred performance metric. The Compensation Committee believes that adjusted ROIC is particularly well-suited to directly measure the progress we are making on our strategic growth initiatives. As such, this metric focuses on direct operational performance (as compared to the use of relative TSR which the Company discontinued in 2016 based on shareholder feedback).

Employee Benefits and Perquisites

The Company provides its management (including the NEOs) with the same employee benefits other employees receive, including health insurance coverage. In addition, Company management also receives an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase group long-term disability coverage and supplemental disability coverage, and certain other modest perquisites. In the case of our CEO, perquisites were agreed to as a result of the arms-length negotiation of her employment agreement and were determined by the Compensation Committee to be important for retaining an executive of her talent. Any personal income taxes due as a result of these perquisites are the responsibility of the NEOs-we do not provide tax gross-ups to our executives, including NEOs (other than in connection with certain standard relocation expenses).

The Company uses severance guidelines. Subject to their terms, these guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of our executives (other than our CEO) participate under the same severance guidelines that are applied to other employees. Our CEO’s severance arrangements are as provided in her employment agreement, which is described below.

Annual Bonus Plan – Fiscal 2018

In accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, no bonuses were earned or paid to our CEO and other continuing NEOs, for fiscal 2018.

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LTIP Goals and Payments - Fiscal 2018

LTIP Goals. Historically, the Company has not disclosed performance goals for PRSUs for which the three-year performance period is not complete because to do so would disclose material non-public and competitively sensitive information concerning the Company’s anticipated results.

Performance LTIP Vested in Fiscal 2018. The design for the LTIP performance-based award that was awarded in fiscal 2015 and that vested and was delivered in fiscal 2018 is summarized below:

•	Performance was measured over a three-year period, with cliff vesting of earned shares following the end of the period.

•	Performance metrics consisted of adjusted EPS and a relative TSR modifier (this was the last outstanding PRSU award containing a relative TSR multiplier).

•	The three-year adjusted EPS target is first compared to actual adjusted EPS for the three-year performance period. Then, our three-year TSR relative to the three-year TSRs of our Peer Group was used to modify, up, down or not at all, the number of PRSUs earned by participants.

This PRSU award was held by Company executives who were with the Company when the PRSUs were awarded in fiscal 2015. The threshold, target and maximum performance goals for this PRSU award are set forth below:

Performance Measure	Threshold (0%)	Target (100%)	Maximum (200%)
Cumulative Adjusted Earnings Per Share[1]	$9.39 per share (or less)	$10.67 per share	$11.95 per share (or greater)

[1]	A reconciliation of non-GAAP (Adjusted) financial information provided herein is set forth in Annex A to this Proxy Statement.

These PRSUs vested (following the end of the three-fiscal year performance period of 2015-2017) based upon: (i) the Company’s achievement of $16.01 of cumulative adjusted earnings per share for fiscal 2015-2017 (which, in accordance with the performance metrics and terms established by the Compensation Committee, subject to clause (ii) below, resulted in a payout of 200% for the PRSUs); and (ii) the Company’s TSR ranking (first) among Company’s Peer Group of companies for the 3-fiscal year period of 2015-2017 (which, in accordance with the performance metrics and terms established by the Compensation Committee, resulted in a 150% upward adjustment in the payout for the PRSUs).

Non-GAAP Financial Measures

The Company uses non-GAAP results as one of the metrics to measure operating performance, including to measure performance for purposes of the Company’s annual bonus plan and LTIP. Adjusted financial measures are non-GAAP measures and are not intended to replace GAAP financial information. The Company believes the non-recurring and unusual items excluded as non-GAAP adjustments do not reflect the performance of its core business and that providing supplemental disclosure to investors in the form of adjusted financial measures facilitates comparisons of the past and present performance of its core business. A reconciliation of non-GAAP to GAAP financial information is set forth in Annex A to this Proxy Statement.

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COMPENSATION PROCESS AND POLICIES

Setting Compensation

In setting compensation of our CEO and other NEOs, our Compensation Committee takes into account multiple objective and position-specific factors, including:

•	the nature and scope of each executive’s responsibilities;

•	each executive’s experience, performance and contribution to the Company and its strategic growth initiatives;

•	comparative compensation data for executives in similar positions at companies participating in a retail survey conducted by an independent consulting firm, as described below, and at companies in our Peer Group;

•	the Company’s performance;

•	prior equity awards and potential future earnings from equity awards;

•	retention needs; and

•	other factors the Committee deems relevant.

The Compensation Committee reviews total compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at specialty retailers (including companies in our Peer Group) by reference to an industry-wide retail survey prepared by an independent third party consulting firm to understand where the compensation our Compensation Committee sets falls relative to the market practice. The Compensation Committee utilizes this data as a reference point in determining whether an executive’s total compensation opportunity is likely to provide sufficient incentive, motivation and retention. The Compensation Committee also uses this data to determine whether an executive’s total compensation opportunity properly reflects the executive’s role and scope of responsibilities relative to similarly situated executives of companies in the retail survey and our Peer Group. We do not use this data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

Peer Group

In setting the level of executive compensation, our Compensation Committee annually reviews with its independent compensation consultant compensation levels of management at companies in our Peer Group and an industry-wide retail survey with a view to monitoring the level of compensation of our management team, including our NEOs, compared to that of our Peer Group and our industry. The Company uses comparative executive compensation data from a group of other specialty retail companies within a range of approximately 0.5x to 2.0x of our annual revenue. These companies are used as a point of reference in designing our compensation programs and in setting compensation levels. This group of companies is referred to herein as our “Peer Group.” We do not use this data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

The Compensation Committee regularly reviews the members of our Peer Group with the assistance of its independent compensation consultant. The Compensation Committee approved the following 15 companies as the members of our Peer Group for fiscal 2018 (no change from fiscal 2017, other than the removal of Finish Line given its acquisition by JD Sports):

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Abercrombie & Fitch	Express
American Eagle Outfitters	G-III Apparel Group
Ascena Retail Group	Guess?
Buckle	Genesco
Caleres	Stage Stores
Carter’s	Tailored Brands
Chico’s FAS	Zumiez
DSW

Stock Ownership Guidelines and Holding Requirements

In order to ensure that the interests of our senior management team and the Board are properly aligned with those of our shareholders, at the recommendation of the Compensation Committee, the Board has adopted stock ownership guidelines for our independent directors and senior management team, which includes our CEO and other NEOs. Our Compensation Committee reviews the equity ownership of our CEO, other NEOs, other members of senior management and our independent directors, in each case, on an annual basis to determine compliance with the Company’s stock ownership guidelines and holding requirements. Under these guidelines, the ownership multiples are as follows:

Individual	Multiple
Chief Executive Officer	5x Base Salary
COO & CFO and Senior Vice Presidents	3x Base Salary
Independent Directors	5x Annual Cash Retainer

Also under our guidelines, members of senior management are required to retain 67% of the net shares (after withholding taxes) acquired upon the vesting of PRSUs and TRSUs until the date on which he or she satisfies (and, for any and all periods of time during which he or she fails to maintain) the relevant ownership guideline multiple threshold set forth above.

Prohibition on Hedging/Pledging

Hedging and pledging of our Common Stock by all associates and directors is prohibited by Company policy to ensure that the interests of associates and directors are aligned with those of our shareholders. During fiscal 2018, no associate and no member of our Board hedged or pledged any shares of Company common stock. Shareholders may view the Company’s Insider Trading Policy (which includes the foregoing prohibition on hedging and pledging of the Company’s common stock) on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info – Governance Documents.”

Taxation

Consistent with Federal tax law in effect prior to the enactment in December 2017 of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), we endeavored to pay compensation to the NEOs that is tax deductible to the Company under Section 162(m) of the Code. The Company believes that all outstanding performance-based equity awards granted to NEOs prior to November 2, 2017 qualify as performance-based compensation under Section 162(m) (i.e., are “grandfathered” under the Tax Act).

Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient

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of deferred compensation that does not comply with Section 409A. The Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to executives.

The Compensation Committee also takes into account the potential implications of Sections 280G and 4999 of the Code in determining potential payments to be made to executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, the Company may not be able to deduct such payments pursuant to Section 280G and the recipient of such payments may be subject to the excise tax under Section 4999.

No “golden parachute” tax gross-ups. The Company does not provide tax gross-ups for any “golden parachute” excise tax payable by the recipient under Section 4999 of the Code. Rather, upon a termination of employment in connection with a change in control that gives rise to the payment of severance, our CEO and other NEOs and other executives party to the Company’s change in control severance agreements (and Ms. Elfers pursuant to her employment agreement) will receive the greater of (i) the largest portion of the payment that is not subject to a “golden parachute” excise tax under Section 4999 of the Code or (ii) the full amount of the payment if the net-after-excise tax amount retained by the executive would exceed the amount in clause (i).

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion & Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2018 and in this Proxy Statement.

The foregoing Compensation Committee report has been submitted by the members of the Compensation Committee: Joseph Gromek (Chair), Norman Matthews and Robert L. Mettler.

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Summary Compensation Table

The following table shows the compensation of the Company’s NEOs, including our principal executive officer and our principal financial officers, for fiscal 2018, 2017 and 2016.

								Non-Equity
						Stock		Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus			Awards(2)(3)		Compensation(2)(4)	Compensation		Total
Jane Elfers	2018	$1,100,000	$			$–		$–	$138,176	(6)	$1,238,176
President and Chief Executive Officer	2017	1,142,308				10,963,597	(5)	3,520,000	131,262	(7)	15,757,167
	2016	1,100,000		4,000,000	(5)	7,603,424		2,860,000	127,746	(8)	15,691,170

Michael Scarpa	2018	$775,000				$1,000,037		–	$12,401	(10)	$1,787,438
Chief Operating Officer and Chief Financial Officer(9)	2017	804,808				3,500,352		1,240,000	11,307	(11)	5,556,467
	2016	775,000				2,600,234		1,550,000	11,268	(12)	4,936,502

Bradley Cost	2018	$500,000				$500,080		$–	$13,108	(13)	$1,013,188
Senior Vice President, General Counsel	2017	513,846				1,000,168		437,500	11,908	(14)	1,963,422
	2016	475,423				750,073		480,000	9,592	(15)	1,715,088

Pamela Wallack	2018	$600,000				$–		–	$572	(17)	$600,572
Former President, Global Product(16)	2017	553,846				3,500,381		800,000	358	(18)	4,854,585

Anurup Pruthi	2018	$427,500				$–		–	$10,888	(20)	$438,388
Former Chief Financial Officer(19)	2017	586,539				1,000,168		513,000	20,338	(21)	2,120,045
	2016	540,557				1,000,002		660,000	10,306	(22)	2,210,865

Notes to the Summary Compensation Table

(1)	Includes any amounts deferred under our Deferred Compensation Plan and contributed under our 401(k) Plan. Fiscal 2018 and 2016 were each 52-week fiscal years. Fiscal 2017 was a 53-week fiscal year.

(2)	We have made great progress over the past several years on the successful execution of our strategic growth initiatives, and believe we are uniquely positioned to grow market share by accelerating our investments in transformation capabilities. Specifically, at the beginning of fiscal 2018, we announced a strategic decision to accelerate our digital transformation initiatives over the next three years. We are planning to invest approximately $50 million in incremental SG&A expense and approximately $200-$250 million in capital expenditures during fiscal years 2018-2020. Approximately $30 million of the incremental SG&A expense occurred in fiscal 2019. Further, in fiscal 2018, we recognized that we were faced with significant competitive opportunities, including involving our chief mall-based specialty retail competitor. Accordingly, we made the strategic decision to sacrifice short-term margin to strengthen our long-term position, with a focus on long-term market share gains. Our management team firmly believes in and led the execution of our transformation and competitive strategies. In an effort to provide additional support for our strategic decisions, while continuing to deliver appropriate returns to our shareholders, our CEO elected to return 100% of her fiscal 2018 equity award, and our other NEOs elected to return 50% of their fiscal 2018 equity awards. In addition, in accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, no bonuses were earned or paid to our CEO and other continuing NEOs, for fiscal 2018. See the “Grants of Plan-Based Awards” table below for information on the grant date values and the maximum possible vesting values of the returned equity. Additional detail concerning the incentive compensation is provided on page 31 under the caption “Fiscal 2018 Incentive Compensation” above.

(3)	Does not include dividend equivalent shares accrued on such awards. The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2017, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $13,927,134, $3,500,352, $1,000,168, $3,500,381 and $1,000,168 for Ms. Elfers,
43

Mr. Scarpa, Mr. Cost, Ms. Wallack and Mr. Pruthi, respectively. For fiscal 2016, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $15,206,848, $2,600,234, $750,073 and $1,000,002 for Ms. Elfers, Mr. Scarpa, Mr. Cost and Mr. Pruthi, respectively. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 3 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2018 fiscal year, also see the “Grants of Plan-Based Awards” table below.

(4)	The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion & Analysis above, and which are payable pursuant to the management incentive plan approved by the Compensation Committee for each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year. As discussed in footnote 2 above, no bonuses were earned or paid to our CEO and other continuing NEOs for fiscal 2018 for the reasons set forth in footnote 2.

(5)	As previously reported, at the end of fiscal 2016, the Compensation Committee and the Board assessed Ms. Elfers’ role in achieving the Company’s outstanding financial and operating results. The discussion focused on Ms. Elfers’ leadership in developing our strategic growth initiatives and in effecting the successful transformation of the Company. The Compensation Committee and the Board recognized that, under Ms. Elfers’ strong strategic leadership, the Company has been a leading performer in the retail industry and has transformed into a leading global omni-channel children’s apparel brand. Following this assessment, the Compensation Committee, in consultation with its independent compensation consultant, recommended to the Board, that, based on the outstanding results achieved, the magnitude of the progress made, and the additional responsibility for merchandising and e-commerce that Ms. Elfers assumed in fiscal 2016, (i) Ms. Elfers be paid a one-time special cash bonus of $4 million for fiscal 2016 and (ii) on the date on which our CEO historically has received her annual equity award, Ms. Elfers be awarded time-based restricted stock units (TRSUs) having a grant date value of $4 million, which TRSUs will vest on the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates. Because of reporting rules, the equity component of the fiscal 2016 award is reflected above in the Summary Compensation Table for fiscal 2017 even though this component of the award was granted as part of fiscal 2016 compensation.

(6)	The amount shown consists of $76,063 for a driver, $16,569 for driver reimbursements, $25,415 for a leased vehicle, $780 for life insurance premiums, $11,167 for executive long-term disability premiums and $8,182 for supplemental life insurance premiums.

(7)	The amount shown consists of $68,422 for a driver, $16,931 for driver reimbursements, $27,679 for a leased vehicle, $732 for life insurance premiums, $10,179 for executive long-term disability premiums and $7,319 for supplemental life insurance premiums.

(8)	The amount shown consists of $66,191 for a driver, $13,397 for driver reimbursements, $29,979 for a leased vehicle, $681 for life insurance premiums, $10,179 for executive long-term disability premiums and $7,319 for supplemental life insurance premiums.

(9)	Mr. Scarpa became Chief Financial Officer effective November 2, 2018.

(10)	The amount shown consists of $605 for life insurance premiums and $11,796 for executive long-term disability premiums.

(11)	The amount shown consists of $567 for life insurance premiums and $10,740 for executive long-term disability premiums.

(12)	The amount shown consists of $528 for life insurance premiums and $10,470 for executive long-term disability.

(13)	The amount shown consists of $390 for life insurance premiums and $12,718 for executive long-term disability premiums.
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(14)	The amount shown consists of $360 for life insurance premiums and $11,548 for executive long-term disability premiums.

(15)	The amount shown consists of $323 for life insurance premiums and $9,269 for executive long-term disability premiums.

(16)	Ms. Wallack left the Company on November 2, 2018.

(17)	The amount shown is $572 for life insurance premiums.

(18)	The amount shown is $358 for life insurance premiums.

(19)	Mr. Pruthi left the Company on November 2, 2018.

(20)	The amount shown consists of $408 for life insurance premiums, $8,999 for executive long-term disability premiums and $1,481 for a 401(k) plan matching contribution, prorated based upon the period of time in fiscal 2018 Mr. Pruthi was employed by the Company.

(21)	The amount shown consists of $412 for life insurance premiums, $8,305 for executive long-term disability premiums and $11,621 for a 401(k) plan matching contribution.

(22)	The amount shown consists of $375 for life insurance premiums, $8,450 for executive long-term disability premiums and $1,481 for a 401(k) plan matching contribution.
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Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, equity incentive awards and other stock awards that were granted to the NEOs during fiscal 2018.

								All Other	Grant
								Stock	Date
								Awards:	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Value
		Under Non-equity Incentive			Under Equity Incentive			of Shares	of Stock
		Plan Awards(1)(2)			Plan Awards(1)			of Stock	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(1)	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Awards(1)(3)
Jane Elfers		$0	$1,760,000	$3,520,000
President and	6/13/18(4)				0	76,629	191,573		$10,000,084
Chief Executive Officer

Michael Scarpa		$0	$775,000	$1,550,000
Chief Operating
Officer and	5/4/18(5)				0	8,137	20,343		$1,000,037
Chief Financial Officer	5/4/18(6)							8,137	1,000,037

Bradley Cost		$0	$250,000	$500,000
Senior Vice President,
General Counsel	5/4/18(7)				0	4,069	10,173		$500,080
	5/4/18(8)							4,069	500,080

Pamela Wallack		$0	$800,000	$1,600,000
Former President,
Global Product	5/4/18(9)				0	10,171	25,428		$1,250,016
	5/4/18(10)							10,171	1,250,016

Anurup Pruthi		$0	$342,000	$684,000
Former Chief Financial
Officer	5/4/18(11)				0	4,069	10,173		$500,080
	5/4/18(12)							4,069	500,080

Notes to the Grants of Plan-Based Awards Table

(1)	We have made great progress over the past several years on the successful execution of our strategic growth initiatives, and believe we are uniquely positioned to grow market share by accelerating our investments in transformation capabilities. Specifically, at the beginning of fiscal 2018, we announced a strategic decision to accelerate our digital transformation initiatives over the next three years. We are planning to invest approximately $50 million in incremental SG&A expense and approximately $200-$250 million in capital expenditures during fiscal years 2018-2020. Approximately $30 million of the incremental SG&A expense occurred in fiscal 2019. Further, in fiscal 2018, we recognized that we were faced with significant competitive opportunities, including involving our chief mall-based specialty retail competitor. Accordingly, we made the strategic decision to sacrifice short-term margin to strengthen our long-term position, with a focus on long-term market share gains. Our management team firmly believes in and led the execution of our transformation and competitive strategies. In an effort to provide additional support for our strategic decisions, while continuing to deliver appropriate returns to our shareholders, our CEO elected to return 100% of her fiscal 2018 equity award, and our other NEOs elected to return 50% of their fiscal 2018 equity awards. In addition, in accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, no bonuses were earned or paid to our CEO and other continuing NEOs, for fiscal 2018. Additional detail concerning the incentive compensation is provided on page 31 under the caption “Fiscal 2018 Incentive Compensation” above.

(2)	Amounts reflect bonuses available to be earned in accordance with our annual bonus plan approved by the Compensation Committee for fiscal 2018. As discussed in footnote 1 above, no
46

bonuses were earned or paid to our CEO and other continuing NEOs for fiscal 2018 for the reasons set forth in footnote 1.

(3)	Reflects the aggregate grant date fair value of the stock awards, computed in accordance with “Compensation - Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification based on the fair value of our Common Stock on the date of grant. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 3 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2018 fiscal year. The maximum possible vesting values of the performance-based stock awards awarded for fiscal 2018, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $25,000,211, $2,500,093, $1,250,200, $3,125,040 and $1,250,200 for Ms. Elfers, Mr. Scarpa, Mr. Cost, Ms. Wallack and Mr. Pruthi, respectively.

(4)	Awarded pursuant to the terms of PRSUs granted on June 13, 2018 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Elfers based upon the achievement of the performance targets for fiscal years 2018-2020. As discussed in footnote 1 above, Ms. Elfers returned these incentive equity awards for the reasons set forth in footnote 1.

(5)	Awarded pursuant to the terms of PRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Scarpa based upon the achievement of the performance targets for fiscal years 2018-2020. As discussed in footnote 1 above, Mr. Scarpa returned these incentive equity awards for the reasons set forth in footnote 1.

(6)	Awarded pursuant to the terms of TRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates.

(7)	Awarded pursuant to the terms of PRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Cost based upon the achievement of the performance targets for fiscal years 2018-2020. As discussed in footnote 1 above, Mr. Cost returned these incentive equity awards for the reasons set forth in footnote 1.

(8)	Awarded pursuant to the terms of TRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates.

(9)	Awarded pursuant to the terms of PRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Wallack based upon the achievement of the performance targets for fiscal years 2018-2020. As discussed in footnote 1 above, prior to her departure from the Company, Ms. Wallack returned her incentive equity awards for the reasons set forth in footnote 1.

(10)	Awarded pursuant to the terms of TRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Ms. Wallack is employed by the Company on the respective vesting dates. In that connection, Ms. Wallack forfeited her right to receive these incentive equity awards as a result of her departure from the Company on November 2, 2018.

(11)	Awarded pursuant to the terms of PRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Pruthi based upon the achievement of the performance targets of the fiscal years 2018-2020. As discussed in footnote 1 above, prior to his departure from the Company, Mr. Pruthi returned these incentive equity awards for the reasons set forth in footnote 1.
47

(12)	Awarded pursuant to the terms of TRSUs granted on May 4, 2018 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Pruthi is employed by the Company on the respective vesting dates. In that connection, Mr. Pruthi forfeited his right to receive these incentive equity awards as a result of his departure from the Company on November 2, 2018.
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Outstanding Equity Awards at Fiscal Year-End

The following table contains information about equity awards held by the continuing NEOs as of February 2, 2019 (the end of our 2018 fiscal year).

	Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
			Market Value of	Number of		Market or Payout
	Number of		Shares or Units	Unearned Shares,		Value of Unearned
	Shares or Units		of Stock That	Units or Other		Shares, Units or
	of Stock That		Have Not	Rights That Have		Other Rights That
	Have Not Vested		Vested	Not Vested		Have Not Vested
Name	(#)(1)		($)(2)	(#)(1)		($)(2)
Jane Elfers	28,225	(3)	$2,600,369
President and Chief				100,162	(4)	$9,227,925
Executive Officer				63,505	(5)	5,850,716

Michael Scarpa	6,297	(6)	$580,143
Chief Operating Officer and	10,164	(7)	936,409
Chief Financial Officer	8,249	(8)	759,980
				18,889	(9)	$1,740,244
				15,245	(10)	1,404,522

Bradley Cost	1,818	(11)	$167,492
Senior Vice President,	2,905	(12)	267,638
General Counsel	4,125	(13)	380,036
				5,449	(14)	$502,016
				4,356	(15)	401,318

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	Includes dividend equivalent shares accrued as of February 2, 2019 on such unvested shares and unearned shares, as applicable.

(2)	Calculated based on $92.13 per share, which was the closing market price per share of the Company’s Common Stock, as reported on The NASDAQ Stock Market, on February 1, 2019.

(3)	Represents unvested TRSUs initially comprising 41,047 shares of Common Stock awarded to Ms. Elfers on February 7, 2017. Of the shares initially awarded, one-third vested and were delivered on the first anniversary of the award date and one-third will vest and be delivered on each of the second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms of the 2011 Equity Plan. 14,112 of the shares reflected in the table vested on February 7, 2019.

(4)	Awarded pursuant to the terms of PRSUs granted on April 26, 2016 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2016-2018. Earned performance shares will vest in April 2019, provided Ms. Elfers is employed on February 2, 2019, subject to the terms and conditions of the 2011 Equity Plan.

(5)	Awarded pursuant to the terms of PRSUs granted on April 25, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in April 2020, provided Ms. Elfers is employed on February 1, 2020, subject to the terms and conditions of the 2011 Equity Plan.

(6)	Represents unvested TRSUs initially comprising 18,186 shares of Common Stock awarded to Mr. Scarpa on May 5, 2016. Of the shares initially awarded, one-third vested and were delivered on each of the first and second anniversaries of the award date and one-third will vest and be delivered on the third anniversary of the award date, provided Mr. Scarpa is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 4, 2019.
49

(7)	Represents unvested TRSUs initially comprising 14,832 shares of Common Stock awarded to Mr. Scarpa on May 5, 2017. Of the shares awarded, one-third vested and were delivered on the first anniversary of the award date and one third will vest and be delivered on each of the second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 5,082 of the shares reflected in the table will vest on May 5, 2019.

(8)	Represents unvested TRSUs initially comprising 8,137 shares of Common Stock awarded to Mr. Scarpa on May 4, 2018. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 2,750 of the shares reflected in the table will vest on May 4, 2019.

(9)	Awarded pursuant to the terms of PRSUs granted on May 5, 2016 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2016-2018. Earned performance shares will vest in April 2019, provided Mr. Scarpa is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(10)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Scarpa at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in April 2020, provided Mr. Scarpa is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(11)	Represents unvested TRSUs initially comprising 5,246 shares of Common Stock awarded to Mr. Cost on May 5, 2016. Of the shares awarded, one-third vested and were delivered on each of the first and second anniversaries of the award date and one-third will vest and be delivered on the third anniversary of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 5, 2019.

(12)	Represents unvested TRSUs initially comprising 4,238 shares of Common Stock awarded to Mr. Cost on May 5, 2017. Of the shares awarded, one-third vested and were delivered on the first anniversary of the award date and one third will vest and be delivered on each of the second and third anniversaries of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 1,452 of the shares reflected in the table will vest on May 5, 2019.

(13)	Represents unvested TRSUs initially comprising 4,069 shares of Common Stock awarded to Mr. Cost on May 4, 2018. Of the shares awarded, one-third vest on each of the first, second and third anniversaries of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 1,375 of the shares reflected in the table will vest on May 4, 2019.

(14)	Awarded pursuant to the terms of PRSUs granted on May 5, 2016 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Cost at target based upon the achievement of the performance targets for fiscal years 2016-2018. Earned performance shares will vest in April 2019, provided Mr. Cost is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.

(15)	Awarded pursuant to the terms of PRSUs granted on May 5, 2017 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Cost at target based upon the achievement of the performance targets for fiscal years 2017-2019. Earned performance shares will vest in April 2020, provided Mr. Cost is employed on that date, subject to the terms and conditions of the 2011 Equity Plan.
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Stock Vested

The following table contains information about the number of shares acquired and value realized during fiscal 2018 upon the vesting of equity awards previously granted to each of the NEOs.

	Stock Awards
	Number of
	Shares		Value
	Acquired on		Realized on
	Vesting/Delivery		Vesting
Name*	(#)		($)(1)
Jane Elfers	314,154	(2)	$42,426,498
President and Chief	13,867	(3)	2,055,783
Executive Officer

Michael Scarpa	41,493	(4)	$5,603,630
Chief Operating Officer and	4,631	(5)	569,150
Chief Financial Officer	6,211	(6)	763,332
	5,013	(7)	616,098

Bradley Cost	13,833	(8)	$1,868,147
Senior Vice President, General Counsel	1,545	(9)	189,881
	1,791	(10)	220,114
	1,432	(11)	175,993

Pamela Wallack	5,551	(12)	$713,304
Former President, Global Product

Anurup Pruthi	28,092	(13)	$3,793,825
Former Chief Financial Officer	1,413	(14)	180,793
	2,388	(15)	293,485
	1,432	(16)	175,993

*	No NEOs held options to acquire Common Stock during fiscal 2018.

Notes to the Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date, or delivery date, as applicable, of each award.

(2)	Represents the delivery of vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying PRSUs granted to Ms. Elfers on April 28, 2015.

(3)	Represents the first partial vesting of 41,047 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Elfers pursuant to TRSUs awarded on February 7, 2017, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Ms. Elfers on each of the second and third anniversaries of the date of grant, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(4)	Represents the delivery of vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying PRSUs granted to Mr. Scarpa on May 6, 2015.

(5)	Represents the final partial vesting of 13,417 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Scarpa pursuant to TRSUs awarded on May 6, 2015, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

(6)	Represents the second partial vesting of 18,186 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Scarpa pursuant to TRSUs awarded
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on May 5, 2016, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Scarpa on the third anniversary of the date of grant, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(7)	Represents the first partial vesting of 14,832 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Scarpa pursuant to TRSUs awarded on May 5, 2017, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Scarpa on each of the second and third anniversaries of the date of grant, provided Mr. Scarpa is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(8)	Represents the delivery of vested shares of Common Stock (together with dividend equivalents shares accrued thereon) underlying PRSUs granted to Mr. Cost on May 6, 2015.

(9)	Represents the final partial vesting of 4,473 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Cost pursuant to TRSUs awarded on May 6, 2015, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

(10)	Represents the second partial vesting of 5,246 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Cost pursuant to TRSUs awarded on May 5, 2016, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Cost on the third anniversary of the date of grant, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(11)	Represents the first partial vesting of 4,238 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Cost pursuant to TRSUs awarded on May 5, 2017, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which are deliverable to Mr. Cost on each of the second and third anniversaries of the date of grant, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(12)	Represents the first partial vesting of 16,426 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Wallack pursuant to TRSUs awarded on May 30, 2017, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which would have been deliverable to Ms. Wallack on each of the second and third anniversaries of the date of grant, provided Ms. Wallack was employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. In that connection, Ms. Wallack forfeited her right to receive these incentive equity awards as a result of her departure from the Company on November 2, 2018.

(13)	Represents the delivery of: (i) 15,501 vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying PRSUs granted to Mr. Pruthi on January 5, 2015; and (ii) 12,591 vested shares of Common Stock (together with dividend equivalent shares accrued thereon) underlying PRSUs granted to Mr. Pruthi on August 7, 2015.

(14)	Represents the final partial vesting of 4,081 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Pruthi pursuant to TRSUs awarded on August 7, 2015, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

(15)	Represents the second partial vesting of 6,994 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Pruthi pursuant to TRSUs awarded on May 5, 2016, one-third of which vested and were delivered on each of the first and second anniversaries of the date of grant and one-third of which would have been deliverable to Mr. Pruthi on the third anniversary of the date of grant, provided Mr. Pruthi was employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. In that connection, Mr. Pruthi forfeited his right to receive these incentive equity awards as a result of his departure from the Company on November 2, 2018.
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(16)	Represents the first partial vesting of 4,238 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Pruthi pursuant to TRSUs awarded on May 5, 2017, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third of which would have been deliverable to Mr. Pruthi on each of the second and third anniversaries of the date of grant, provided Mr. Pruthi was employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. In that connection, Mr. Pruthi forfeited his right to receive these incentive equity awards as a result of his departure from the Company on November 2, 2018.
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Deferred Compensation Plan

Eligible employees, including our NEOs and our directors, may elect annually to defer a portion of their salary, cash bonus, director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the Compensation Committee. Directors may elect to invest their cash fees in Company stock. All stock awards are distributed in the form of shares of Company stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years. If a participant is an employee of the Company and separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company the sum of which is equal to at least 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question is an employee of the Company and separates from service prior to the elected commencement date for distribution and has attained a combination of age and years of service to the Company, the sum of which is equal to at least 55, then the participant may receive the amounts in substantially equal annual installments over a period of up to fifteen years. If the participant is a director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal installments over a period of up to fifteen years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code, and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the Compensation Committee.

CEO Employment Agreement

The Company and Jane Elfers, our President and Chief Executive Officer, are parties to an employment agreement dated December 2009, as amended (the “employment agreement”).

The employment agreement requires Ms. Elfers’ continued employment for the payment of compensation and vesting of equity, and bases the performance-based annual cash bonuses and performance-based stock awards on pre-set financial criteria to be established by our Compensation Committee.

Set forth below is a summary of certain other terms contained in Ms. Elfers’ employment agreement.

Board of Directors. Ms. Elfers is to be nominated for election to our Board of Directors pursuant to her employment agreement.

Benefits and Perquisites. During the term of her employment agreement, Ms. Elfers will be entitled to the perquisites described under the heading “Executive and Director Compensation - Compensation Discussion & Analysis - Elements of Compensation Program - Employee Benefits and Perquisites” above and to participate in all employee benefit and perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to senior executives of the Company, from time to time (other than any severance plan or program).

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Awards and Benefits. The bonus awards, equity awards, benefits and perquisites provided to Ms. Elfers under the employment agreement are to be on a basis which is no less favorable to Ms. Elfers than the most favorable basis on which such awards, benefits or perquisites are granted to any other senior executive officer of the Company, except for such awards, benefits or perquisites granted to any senior executive officer in connection with an initial hire or promotion or other grants not in the regular course.

Severance. Certain severance benefits are provided in the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Ms. Elfers, Ms. Elfers will be entitled to receive: (i) earned, but unpaid, base salary and unpaid expense reimbursement through the date of termination; (ii) a lump sum cash payment of any annual bonus and other incentive compensation earned, but unpaid, for the most recent fiscal year ended prior to the date of termination; (iii) an amount equal to the sum of (a) two times her then current base salary and (b) two times the greater of (x) her target bonus or (y) the average of the immediately preceding two year’s annual bonuses earned by her (the greater of clause (x) or (y), the “bonus amount”), payable in cash in equal installments (the payments set forth in (iii), collectively the “severance payments”) over a period of 24 months following the date of termination (the “severance period”); (iv) a lump sum cash payment of a pro-rata portion of $1.2 million for the fiscal year in which her employment terminates; and (v) continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period not to exceed the severance period.

Change in Control. In the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice that occurs, in any case, within two years following the occurrence of a change in control which constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i), then, in addition to the amounts and benefits described in clauses (i), (ii) and (iv) of the immediately preceding paragraph, but in lieu of the severance payments and the benefits described in clauses (iii) and (v) of the immediately preceding paragraph, Ms. Elfers will be entitled to a lump sum cash severance payment in an amount equal to three times the sum of her base salary and the bonus amount, and continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period of 36 months. If such a termination occurs within two years following the occurrence of a change in control which does not constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), Ms. Elfers will receive the same benefits and amounts described above, but a portion of the change in control severance will be paid over the severance period rather than in a lump sum.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of the foregoing payments and benefits, the Company will not provide any tax gross-up to Ms. Elfers. Rather, Ms. Elfers will receive the greater of (i) the largest portion of the payments and benefits that are not subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Code or (ii) the largest portion of the payments and benefits, up to and including the total, if the net-after-excise tax amount retained by her would exceed the amount in clause (i) above.

Restrictions and Indemnification. During the term of her employment agreement and for a period of 12 months following the date of termination, Ms. Elfers will be subject to restrictions on competition with the Company. During the term of her employment agreement and for a period of 18 months following the date of termination, Ms. Elfers will be subject to restrictions on the solicitation of the Company’s employees, and of the Company’s vendors, distributors, manufacturers, lessors, independent contractors or agents for and on behalf of a competitive business. For all periods during and after the term of her employment agreement, Ms. Elfers will be subject to nondisclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets. Ms. Elfers’ employment agreement also contains indemnification provisions for claims

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that may arise in connection with Ms. Elfers’ service as President and Chief Executive Officer or as a director of the Company.

Other Arrangements

The Company does not have any employment agreements with any of its NEOs (other than Ms. Elfers) or any other member of management. As is its practice, the Company and each of the NEOs (other than Ms. Elfers) and certain other members of management are parties to offer letters which establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, and paid time off and other benefits. The compensation and benefits paid and provided to the applicable NEOs described in this Proxy Statement are as set forth in the applicable offer letter.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Ms. Elfers), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment by the Company without cause or by such executive or key employee for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

Each of Messrs. Scarpa and Cost (as well as other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which they are provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Messrs. Scarpa and Cost will receive severance benefits upon a termination of his employment by the Company without cause or by the executive for “good reason” within two years following a change in control.

Each change in control severance agreement is for two years and then automatically renews for one year terms thereafter, unless the Company provides 90 days notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, each of Messrs. Scarpa and Cost are to receive a lump sum severance payment equal to the sum of their respective base salaries and the average of their respective actual bonuses payable for each of the previous three years, multiplied by, in the case of Mr. Scarpa, 2, and in the case of Mr. Cost, 1.5.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of: (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

For purposes of the change in control severance agreements, the term “change in control” is defined as (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors, (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction, (iii) if any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors, or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board and (b) who thereafter are elected to the

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Board and whose election or nomination was approved by a majority of the original directors then still in office (the “Additional Original Directors”) and (c) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the original directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Severance Guidelines and Offer Letters

Under the Company’s severance guidelines and its offer letters with Messrs. Scarpa and Cost, upon a termination of employment (other than in connection with a change in control) of either of these continuing NEOs by the Company without cause, the affected NEOs will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 18 months, in the case of Mr. Scarpa, or 12 months, in the case of Mr. Cost, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period.

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Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each continuing NEO upon termination of such continuing NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2018 (February 2, 2019). All equity held by all NEOs is subject to a “double trigger”, i.e., an NEO’s employment would have to be terminated in connection with a change in control in order for the NEO equity to vest in accordance with the applicable award agreement.

					Payment of	Payment of	Health &
Name and	Termination			FY 2018	Time-Based	Performance	Welfare
Principal Position	Reason	Severance ($)		Bonus ($)(1)	RSUs ($)(2)	Shares ($)(2)	Benefits ($)	Total ($)
Jane Elfers	By Company without cause	$13,780,000	(3)	—	$2,600,369	$15,078,641	$91,088	$31,550,098
President and	By Executive for Good Reason	13,780,000	(3)	—	2,600,369	15,078,641	91,088	31,550,098
Chief Executive Officer	Following Change in Control	20,070,000	(4)	—	2,600,369	15,078,641	136,632	37,885,642
	Death	—		—	2,600,369	15,078,641	20,129	17,699,139
	Disability	—		—	2,600,369	15,078,641	20,129	17,699,139

Michael Scarpa	By Company without cause	$1,162,500	(3)	—	—	—	$18,602	$1,181,102
Chief Operating Officer	By Executive for Good Reason	—		—	—	—	—	—
and Chief Financial	Following Change in Control	4,133,333	(4)	—	$2,276,532	$3,144,766	37,204	9,591,835
Officer	Death	—		—	2,276,532	3,144,766	—	5,421,298
	Disability	—		—	2,276,532	3,144,766	—	5,421,298

Bradley Cost	By Company without cause	$500,000	(3)	—	—	—	$13,108	513,108
Senior Vice President,	By Executive for Good Reason	—		—	—	—	—	—
General Counsel	Following Change in Control	1,458,750	(4)	—	$815,166	903,334	19,662	3,196,912
	Death	—		—	815,166	903,334	—	1,718,500
	Disability	—		—	815,166	903,334	—	1,718,500

(1)	We have made great progress over the past several years on the successful execution of our strategic growth initiatives, and believe we are uniquely positioned to grow market share by accelerating our investments in transformation capabilities. Specifically, at the beginning of fiscal 2018, we announced a strategic decision to accelerate our digital transformation initiatives over the next three years. We are planning to invest approximately $50 million in incremental SG&A expense and approximately $200-$250 million in capital expenditures during fiscal years 2018-2020. Approximately $30 million of the incremental SG&A expense occurred in fiscal 2019. Further, in fiscal 2018, we recognized that we were faced with significant competitive opportunities, including involving our chief mall-based specialty retail competitor. Accordingly, we made the strategic decision to sacrifice short-term margin to strengthen our long-term position, with a focus on long-term market share gains. Our management team firmly believes in and led the execution of our transformation and competitive strategies. In an effort to provide additional support for our strategic decisions, while continuing to deliver appropriate returns to our shareholders, our CEO elected to return 100% of her fiscal 2018 equity award, and our other NEOs elected to return 50% of their fiscal 2018 equity awards. In addition, in accordance with the terms of the Company’s annual bonus plan, as a result of the Company’s adjusted operating income achieved in fiscal 2018, no bonuses were earned or paid to our CEO and other continuing NEOs, for fiscal 2018. Additional detail concerning the incentive compensation is provided on page 31 under the caption “Fiscal 2018 Incentive Compensation” above.

(2)	Calculated based on $92.13 per share, which was the closing market price per share of the Company’s Common Stock as reported on The NASDAQ Stock Market on February 1, 2019.

(3)	Paid by way of salary continuation.

(4)	Paid in a lump sum.
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CEO Pay Ratio

As required by Regulation S-K under the Exchange Act, the following information is provided concerning the relationship of the total annual compensation of our CEO and the total annual compensation of our median employee.

For the 2018 fiscal year ended February 2, 2019:

•	The total annual compensation of our CEO was $1,238,176.

•	The total annual compensation of our median employee was $8,620. Our median employee is a part-time, hourly retail store associate, averaging 12.3 hours worked per week.

For fiscal 2018, the ratio of the total annual compensation of our CEO to our median employee was estimated to be 144:1.

To calculate the total annual compensation of our median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

•	As is permitted by applicable SEC regulations, our median employee for fiscal 2018 was selected on November 1, 2018, our most recent date for internal collection of employee compensation data and which is within the last three months of fiscal 2018, as the date upon which to identify our median employee. To identify the median employee from our employee population, we collected actual base salary, wages and other amounts paid, as applicable.

Compensation of Directors

Compensation for the non-employee directors is set by the Board on the recommendation of the Compensation Committee. Compensation paid to the non-employee directors is in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Equity Plan that provides for fixed annual grants.

In fiscal 2018, non-employee director compensation consisted of the following, as applicable:

Annual Retainer Fiscal 2018
Cash	$60,000
Equity Grant(1)	A TRSU award having a fair market value of $100,000 ($140,000 in the case of the Company’s Chairman) on the first business day of the Company’s fiscal year
Additional Annual Retainer for the Chairman of the Board and Committee Chairs
Chairman	$100,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Nominating & Corporate Governance Committee Chair	$15,000
Additional Annual Retainer for the Members of Committees
Audit Committee	$13,500
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$3,000

(1)	The 2011 Equity Plan caps at $250,000 the aggregate fair market value of equity awards made to any non-employee director in any calendar year.
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Increase in Director Compensation Beginning in Fiscal 2019 - First Increase Since Fiscal 2011

During fiscal 2018, in connection with the Compensation Committee’s annual review process, the Committee engaged Semler Brossy to benchmark the Company’s non-employee director compensation program. Following Semler Bossy’s assessment of independent director pay levels, at both peer group companies and general industry companies of comparable size and, based upon Semler Brossy’s recommendations, as well as in consideration for the increased level of effort required by our directors to support our complex and accelerated digital transformation and other strategic initiatives, the Compensation Committee recommended to the Board that it revise the above-described non-employee director compensation program, beginning in fiscal 2019. The Board approved such revisions which are the first changes to our non-employee director compensation program since fiscal 2011 (other than a $5,000 increase to the annual retainer payable to the Chair of the Compensation Committee during fiscal 2014).

Commencing with our fiscal 2019, the changes are as follows: (i) an increase of $10,000 to the annual cash retainer payable to each member of the Board (from $60,000 per year to $70,000 per year); (ii) an increase of $30,000 to the annual equity grant for independent directors other than the Chairman of the Board (from $100,000 per year to $130,000 per year); (iii) an increase of $40,000 to the annual equity grant for the Chair of the Board (from $140,000 per year to $180,000 per year); (iv) an increase of $5,000 to the annual retainer payable to the Chair of the Audit Committee (from $25,000 per year to $30,000 per year); (v) an increase of $5,000 to the annual retainer payable to the Chair of the Compensation Committee (from $20,000 per year to $25,000 per year); and (vi) an increase of $10,000 to the annual retainer payable to the Chairman of the Nominating & Corporate Governance Committee (from $15,000 per year to $25,000 per year).

The Company also pays or reimburses directors for travel expenses relating to attending meetings of our Board, its committees and annual meetings of shareholders, and reimburses directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all directors are eligible to receive 15 Company-issued discount cards for our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family, at their discretion.

Employee directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on the Company’s Board. Accordingly, employee directors are not eligible for the annual retainer or other director fees or the director-related equity award.

Under the Company’s stock ownership guidelines, non-employee directors are required to acquire shares of Common Stock (directly or through share equivalent units) with a value of at least five times their annual cash retainer within five years of joining the Board.

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The following table shows the compensation earned by each non-employee director in fiscal 2018.

Directors’ Compensation

	Fees
	Earned
	or Paid in	Stock
	Cash ($)(1)	Awards ($)(2)		Total ($)
Norman Matthews	$170,500	$140,055	(3)	$310,555
Joseph Alutto	78,000	100,040	(4)	178,040
John E. Bachman	98,500	100,040	(4)	198,540
Marla Malcolm Beck	73,500	100,040	(4)	173,540
Joseph Gromek	87,500	100,040	(4)	187,540
Robert L. Mettler	67,500	100,040	(4)	167,540
Stanley W. Reynolds	73,500	100,040	(4)	173,540
Susan Sobbott	63,000	100,040	(4)	163,040

Notes to the Directors’ Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a director and as a member(s) of a committee(s) of the Board in fiscal 2018.

(2)	Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation - Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information see Note 3 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes. Each of Dr. Alutto, and Messrs. Gromek, Matthews and Mettler has reached retirement age, and consequently each stock award received by him is subject to accelerated vesting upon retirement from the Board.

(3)	On February 5, 2018, Mr. Matthews was granted TRSUs representing 987 shares of Common Stock, which fully vested on February 5, 2019. See “Stock Ownership - Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.

(4)	On February 5, 2018, this director was granted TRSUs representing 705 shares of Common Stock, which fully vested on February 5, 2019. See “Stock Ownership - Stock Ownership of Directors and Executive Officers” below for information concerning the beneficial ownership of our Common Stock by our directors.

Deferral of Fees

Under the Company’s Deferred Compensation Plan as described above, directors may elect to defer all or a part of their director fees and stock awards. The Deferred Compensation Plan permits members of the Board to invest deferred cash fees in the Company’s Common Stock. A director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period. Messrs. Matthews and Alutto elected to defer their fiscal 2018 directors’ fees pursuant to the Deferred Compensation Plan and elected to invest those deferred fees in Common Stock.

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STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each director, each director nominee, each of the continuing NEOs, and the directors, director nominees and executive officers as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Shares
Beneficially
Name of Beneficial Owner(1)	Owned(2)(3)
Norman Matthews(4)	57,722
Joseph Alutto(5)	36,922
John E. Bachman(6)	2,824
Marla Malcolm Beck(7)	1,784
Elizabeth J. Boland(8)	1,000
Jane Elfers(9)	265,912
Joseph Gromek(10)	19,800
Robert L. Mettler(11)	4,390
Debby Reiner	0
Stanley W. Reynolds(12)	5,528
Susan Sobbott(13)	6,410
Michael Scarpa(14)	71,490
Bradley Cost(15)	16,802
All directors, director nominees and executive officers as a group (13 persons)	490,584

Notes to the Stock Ownership Table

(1)	Information about Common Stock holdings in the above table and in these footnotes is as of March 28, 2019. Unless stated otherwise in these notes, each person named in the table owned his or her shares directly and has sole voting and investment power over such shares.

(2)	The number of shares beneficially owned in the above table includes, in each case, all dividend equivalent shares accrued and issued upon the vesting of the applicable equity awards held by the beneficial owner.

(3)	On March 28, 2019, each person named in the table beneficially owned less than 1.0% of the outstanding Common Stock, other than Ms. Elfers who beneficially owned approximately 1.7% of the outstanding shares. The directors, director nominees and executive officers as a group beneficially owned approximately 3.1% of the outstanding Common Stock.

(4)	Does not include 1,967 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested. Does include 43,655 shares of Common Stock credited to Mr. Matthews’ deferral account under the Company’s Nonqualified Deferred Compensation Plan. Mr. Matthews has no voting or dispositive power over shares credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(5)	Does not include 1,421 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested. Does include 17,399 shares of Common Stock credited to Dr. Alutto’s deferral account under the Company’s Nonqualified Deferred Compensation Plan. Dr. Alutto has no voting or dispositive power over shares of Common Stock credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.
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(6)	Does not include 1,421 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested.

(7)	Does not include 1,421 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested.

(8)	Comprises shares purchased on the open market prior to the date of this Proxy Statement.

(9)	Does not include 14,113 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted on February 7, 2017 pursuant to TRSUs not yet vested.

(10)	Does not include 1,421 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested.

(11)	Does not include 1,421 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested.

(12)	Does not include 1,421 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested. Mr. Reynolds will continue to serve as a director through the date of the Annual Meeting and is not standing for re-election to the Board.

(13)	Does not include 1,421 shares of Common Stock granted on February 4, 2019 pursuant to TRSUs not yet vested. Ms. Sobbott will continue to serve as a director through the date of the Annual Meeting and is not standing for re-election to the Board.

(14)	Does not include 5,082 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 5, 2017 pursuant to TRSUs not yet vested and 5,501 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 4, 2018 pursuant to TRSUs not yet vested.

(15)	Does not include 1,453 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 5, 2017 pursuant to TRSUs not yet vested and 2,751 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on May 4, 2018 pursuant to TRSUs not yet vested.
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Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

	Shares
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Class
BlackRock, Inc.(1)	2,315,494	14.3%
The Vanguard Group, Inc.(2)	1,654,043	10.2%
FMR LLC(3)	1,278,867	7.9%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	According to a Statement on Schedule 13G filed with the SEC on January 24, 2019, as of December 31, 2018, BlackRock, Inc., a Delaware corporation with an address of 55 East 52nd Street, New York, New York 10055, had sole voting power with respect to 2,279,597 shares and sole dispositive power with respect to 2,315,494 shares. According to the Schedule 13G, various persons have the right to receive or the power to direct the receipt of the proceeds from the sale of the shares, but no such person’s interest in the shares is in excess of five percent of the total shares outstanding.

(2)	According to a Statement on Schedule 13G filed with the SEC on February 11, 2019, as of December 31, 2018, The Vanguard Group, Inc., a Pennsylvania corporation with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, had sole voting power with respect to 32,943 shares, shared voting power with respect to 2,640 shares, sole dispositive power with respect to 1,620,033 shares, and shared dispositive power with respect to 34,010 shares.

(3)	According to a Statement on Schedule 13G filed with the SEC on February 13, 2019, as of December 31, 2018, FMR LLC, a Delaware limited liability company with an address of 245 Summer Street, Boston, Massachusetts 02210, had sole voting power with respect to 10,976 shares and sole dispositive power with respect to 1,278,867 shares. According to the Schedule 13G, various persons have the right to receive or the power to direct the receipt of the proceeds from the sale of the shares, but no such person’s interest in the shares is in excess of five percent of the total shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and The NASDAQ Stock Market regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and executive officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal 2018.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Related Person Transactions Policy, which is in writing and has been adopted by the Board.

The Nominating & Corporate Governance Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The Nominating & Corporate Governance Committee is provided the details of the

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transaction and will determine whether to approve the transaction taking into consideration, among other things: (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third party; (ii) whether there are business reasons for the Company to enter into the transaction; (iii) whether the transaction would impair the independence of a non-management director; and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the Nominating & Corporate Governance Committee reviews any on-going related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during fiscal 2018.

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STOCK PRICE PERFORMANCE GRAPH

The following graph and table compares the cumulative shareholder return on our Common Stock with the return on the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade. The graph and the table below assume that $100 was invested on February 1, 2014 in each of our Common Stock, the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade.

	2014	2015	2016	2017	2018
The Children’s Place—“PLCE”	114.97	126.10	185.41	288.71	195.06
CRSP Total Return Index for The NASDAQ Stock Market (US Companies)	114.54	116.59	145.13	155.29	159.31
CRSP Total Return Index for the NASDAQ Retail Trade	121.12	121.90	128.30	139.09	147.55

The table below sets forth the closing price of our Common Stock and the closing indices for the CRSP Total Return Index for The NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for the NASDAQ Retail Trade on the last day of certain of our fiscal years.

	2014	2015	2016	2017	2018
The Children’s Place—“PLCE”	59.95	65.40	94.80	145.60	92.13
CRSP Total Return Index for The NASDAQ Stock Market (US Companies)	1,732.04	1,763.14	2,194.68	2,348.29	2,409.18
CRSP Total Return Index for The NASDAQ Retail Trade	1,104.46	1,111.57	1,169.92	1,268.32	1,345.42
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PROPOSALS REQUIRING YOUR VOTE

The following three proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PROPOSAL 1: ELECTION OF THE NINE MEMBERS OF THE BOARD OF DIRECTORS.

The Board has nominated Joseph Alutto, John E. Bachman, Marla Malcolm Beck, Elizabeth J. Boland, Jane Elfers, Joseph Gromek, Norman Matthews, Robert L. Mettler and Debby Reiner for election as directors at the Annual Meeting. If you elect these nominees, they will each hold office until the annual meeting of shareholders to be held in the Spring of 2020 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears under the heading “Corporate Governance at The Children’s Place-Board Nominees for Directors”.

Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Nominating & Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of the nominees. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR all of the nominees for director listed above.

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PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

We are asking you to ratify the Audit Committee’s selection of EY as our independent registered public accounting firm for fiscal 2019. In the spring of 2018, EY replaced BDO which had audited the accounts of the Company from October 2007 to March 2018. The Board considers it desirable and in the best interest of our shareholders to continue the services of EY for fiscal 2019.

Fiscal 2017 Selection of New Auditor

During fiscal 2017, the Audit Committee of the Company conducted a competitive process to select the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year ending February 2, 2019. The Audit Committee invited a number of independent registered public accounting firms to participate in this process, including its then-current independent registered public accounting firm BDO.

Following review of proposals from the independent registered public accounting firms that participated in the process, on January 2, 2018: (i) the Audit Committee approved the engagement of EY as the Company’s independent registered public accounting firm for the Company’s fiscal year ending February 2, 2019; and (ii) the Company notified BDO that the Audit Committee had determined to dismiss BDO as the Company’s independent registered public accounting firm, effective as of the date of the completion of the audit services conducted by BDO for the fiscal year ended February 3, 2018.

BDO’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended January 28, 2017 and February 3, 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years January 28, 2017 and February 3, 2018, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in their reports; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended January 28, 2017 and February 3, 2018, neither the Company nor anyone on its behalf has consulted with EY regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any matter that was a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees

The fees and out-of-pocket expenses billed or expected to be billed by EY and/or BDO for professional services rendered to the Company for fiscal 2018 and fiscal 2017 are set forth below.

	Fiscal 2018	Fiscal 2017
	(in thousands)
Audit Fees	$1,380	$1,143
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,380	$1,143
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With respect to fiscal year 2018, Audit Fees represent fees billed or expected to be billed by: (i) EY for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2018 and the effectiveness of its internal controls over financial reporting as of February 2, 2019, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year and (ii) BDO for certain additional services related to statutory and regulatory filings, international audits, and engagements for such fiscal year.

With respect to fiscal year 2017, Audit Fees represent fees billed or expected to be billed by BDO for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2017 and the effectiveness of its internal controls over financial reporting as of February 3, 2018, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit, audit related, tax and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves certain audit, audit-related, tax and permitted non-audit services, subject to certain dollar limits, to be performed during the year. All other audit and non-audit services are subject to pre-approval by the Audit Committee on an engagement-by-engagement basis after taking into account whether the provision of such services by the Company’s independent registered public accounting firm would be compatible with maintaining such firm’s independence.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

If the shareholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its Charter.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is entitled to vote your shares in favor of this proposal.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019.

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PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

As discussed under the heading “Executive and Director Compensation-Compensation Discussion & Analysis” above, the Company’s executive compensation program is designed to attract, motivate, reward the performance of and retain the executive management talent who are expected to advance both the short-term and long-term interests of our shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive and Director Compensation-Compensation Discussion & Analysis” above and in the Summary Compensation Table for fiscal 2018 above).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended February 2, 2019, as disclosed in the Company’s Proxy Statement for fiscal 2018 pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The above “Say-on-Pay” vote is an advisory vote only and is not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee will consider the result of the “Say-on-Pay” vote in future compensation decisions for NEOs. The next “Say-on-Pay” vote will be held at our 2020 annual meeting of shareholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

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OTHER INFORMATION

Admission

We do not require tickets for admission to the meeting but do limit attendance to shareholders on the Record Date or their proxy holders. Please bring proof of your Company stock ownership, such as current brokerage statement, and photo identification. Only shareholders or their valid proxy holders may attend the meeting.

Voting Information

Who Can Vote. The Company has one class of voting stock outstanding: common stock, par value $0.10 per share (the “Common Stock”). If you were a record owner of Common Stock on March 28, 2019, the Record Date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on March 28, 2019, there were 15,782,011 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote. You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

Voting by Proxy. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of shareholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director, the ratification of the selection of EY as the Company’s independent registered public accounting firm for fiscal 2019, and the approval of the compensation for the Company’s named executive officers, on an advisory basis.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

•	Vote by Mail

You can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 7, 2019.

•	Vote by Internet

You can vote your shares via the internet on the voting website, which is www.voteproxy.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 7, 2019. Our internet voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

•	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting website (www.voteproxy.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 7, 2019. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

Voting in Person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, written ballots will be available from the ushers at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your

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favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Shareholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum. To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

Street Name Shareholders. If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of EY, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094, telephone number (201) 558-2400 ext. 14500 and email investor-relations@childrensplace.com. If you want to receive separate copies of the annual report or Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Shareholders of Record. If you are a registered shareholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in accordance with the recommendations of the Board.

Confidential Voting. All proxies, ballots and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

Voting in Director Elections. Under the Company’s Charter, in an uncontested election for directors (i.e., an election where there are the same number of nominees as seats on the Board up for election), directors must be elected by a majority of the votes cast at the Annual Meeting. A

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majority of votes cast is defined to mean that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast “for” and “against” the election of the nominee. Accordingly, an abstention or a withholding of authority to vote for a particular director nominee will not count for or against that nominee.

If a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the Annual Meeting, the Company’s Corporate Governance Guidelines require the director to promptly offer to tender his or her resignation to the Board.

The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and will publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to the acceptance or rejection of his or her resignation.

If a director’s resignation is accepted by the Board, or if a nominee who is not an incumbent director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board up for election, directors are elected by a plurality vote. This means that, to the extent of the number of then-available seats on the Board, the nominees who receive the most votes of all the votes cast for directors will be elected.

Required Vote

Proposal 1: Election of the Nine Members of the Board of Directors. Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast are votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Voting in Director Elections” below, any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Nominating & Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of each of the nominees. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is entitled to vote your shares in favor of this proposal.

Proposal 3: Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed

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above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Future Shareholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than Thursday, December 5, 2019.

Under our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting of shareholders, the Secretary of the Company must receive your proposal not less than 90 days nor more than 120 days prior to May 8, 2020 (the anniversary date of the immediately preceding annual meeting of shareholders); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

You may obtain a copy of our Bylaws from the Secretary of the Company. These requirements apply to any matter that a shareholder wishes to raise at the annual meeting of shareholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

Nominations for Director

Nominations for directors of the Company may be made at an annual meeting of shareholders by the Board or by any shareholder of the Company who complies with the information and timely notice requirements of the Bylaws. In addition, the Nominating & Corporate Governance Committee will consider director nominees recommended by shareholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of shareholders is the same as described above under “Future Shareholder Proposals”.

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained MacKenzie Partners, Inc. to perform proxy solicitation services for us, involving conducting bank/broker search, distributing proxy solicitation materials to shareholders, providing information to shareholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services upon request. We will pay a fee of approximately $16,000 to MacKenzie Partners, Inc., plus out-of-pocket expenses for these services.

Available Information

The Company’s corporate website address is http://corporate.childrensplace.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its internet website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Code of Business Conduct, Anti-Corruption Policy and Corporate Governance Guidelines and the charters of the Committees of the Board. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

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Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Bradley P. Cost

Senior Vice President, General Counsel and Secretary

The Children’s Place, Inc.

500 Plaza Drive

Secaucus, New Jersey 07094

April 2, 2019

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ANNEX A

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP (ADJUSTED) TO GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Year-to-Date Ended
	February 2,	February 3,	January 28,
	2019	2018	2017
Net income	$100,960	$84,698	$102,336
Non-GAAP adjustments:
Asset impairment charges	6,096	5,190	4,026
Omni-channel fulfillment operational inefficiencies	4,985	—	—
Organizational design costs	2,239	—	—
Foreign exchange penalties	—	300	1,900
Restructuring costs	3,149	5,049	(319)
System transition costs	250	—	—
Distribution network review costs	752	—	—
Proxy costs	—	—	12
Provision for legal settlement	—	5,785	(1,627)
Sales tax audit	(48)	791	—
DC exit costs	—	—	282
Insurance claim deductible	200	250	—
Accelerated depreciation	1,211	—	—
Other income	(1,097)	—	—
Insurance claim settlement	(606)	—	—
Aggregate impact of Non-GAAP adjustments	17,131	17,365	4,274
Impact of Tax Act	—	51,776	—
Income tax effect (1)	(4,424)	(6,250)	(915)
Prior year uncertain tax positions (2)	(285)	(4,048)	(2,680)
Prior year uncertain deferred tax adjustment (3)	—	—	—
Net impact of Non-GAAP adjustments	12,422	58,843	679
Adjusted net income	$113,382	$143,541	$103,015
GAAP net income per common share	$6.01	$4.67	$5.40
Adjusted net income per common share	$6.75	$7.91	$5.43

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax provisions related to uncertain tax positions.

(3)	Prior year tax provisions related to deferred tax adjustment.
A-1

	Year-to-Date Ended
	February 2,	February 3,	January 28,
	2019	2018	2017
Operating Income	$111,328	$161,510	$147,408
Non-GAAP adjustments:
Asset impairment charges	6,096	5,190	4,026
Omni-channel fulfillment operational inefficiencies	4,985	—	—
Organizational design costs	2,239	—	—
Foreign exchange penalties	—	300	1,900
Restructuring costs	3,149	5,049	(319)
System transition costs	250	—	—
Distribution network review costs	752	—	—
Proxy costs	—	—	12
Provision for legal settlement	—	5,785	(1,627)
Sales tax audit	(48)	791	—
DC exit costs	—	—	282
Insurance claim deductible	200	250	—
Accelerated depreciation	1,211	—	—
Other income	(1,097)	—	—
Insurance claim settlement	(606)	—	—
Aggregate impact of Non-GAAP adjustments	17,131	17,365	4,274
Adjusted operating income	$128,459	$178,875	$151,682

	Year-to-Date Ended
	February 2,	February 3,	January 28,
	2019	2018	2017
Net Sales	$1,938,084	$1,870,275	$1,785,316
GAAP Operating Margin	5.7%	8.6%	8.3%
Non-GAAP (Adjusted) Operating Margin	6.6%	9.6%	8.5%
A-2

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE, INC.

May 8, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

â Please detach along perforated line and mail in the envelope provided. â

00003333333330330000	2	050819

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.		The Board of Directors recommends a vote “FOR” each of the nominees for director.
		1.	To elect the persons listed below to serve as directors of The Children’s Place, Inc. for a one-year term and in each case until his or her successor is duly elected and qualified.
				FOR	AGAINST	ABSTAIN
			Joseph Alutto	☐	☐	☐

			John E. Bachman	☐	☐	☐

			Marla Malcolm Beck	☐	☐	☐

			Elizabeth J. Boland	☐	☐	☐

			Jane Elfers	☐	☐	☐

			Joseph Gromek	☐	☐	☐

			Norman Matthews	☐	☐	☐

			Robert L. Mettler	☐	☐	☐

			Debby Reiner	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of The Children’s Place, Inc. for the fiscal year ending February 1, 2020.	☐	☐	☐
		3.	To approve, by non-binding vote, executive compensation as described in the proxy statement.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 8, 2019:

The proxy statement and form of proxy distributed by the Board of Directors and the Company’s Form 10-K Annual Report for the fiscal year ended February 2, 2019 are available at http://www.childrensplace.com under the section “Investor Relations.”

0

THE CHILDREN’S PLACE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE CHILDREN’S PLACE, INC.

The undersigned hereby appoints Michael Scarpa and Bradley P. Cost (the “Proxy Committee”), and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Children’s Place, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Children’s Place, Inc. to be held at 500 Plaza Drive, Secaucus, New Jersey 07094, on Wednesday, May 8, 2019, at 8:30 a.m., Secaucus New Jersey time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting to the extent permitted by Rule 14a-4(c) under the Exchange Act. The undersigned hereby revokes all proxies previously given.

If no specification is made, this proxy will be voted with respect to item (1) FOR the Board of Directors’ nominees listed, (2) FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending February 1, 2020 and (3) FOR the approval, on an advisory basis, of executive compensation.

(Continued and to be signed on the reverse side)

1.1	14475